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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
Exelon Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exelon

value driven

Exelon Corporation 07 Proxy Statement

NOTICE OF THE ANNUAL MEETING
AND 2007 PROXY STATEMENT

March 29, 2007

Dear Shareholder:

We will hold the annual meeting of Exelon Corporation shareholders on Tuesday, May 8, 2007 at 9:30 A.M. Eastern Daylight Savings Time at the PECO Energy Company headquarters, 2301 Market Street, Philadelphia, Pennsylvania.

The purpose of the annual meeting is to consider and take action on the following matters:

  •
  The election of six directors: Five Class I directors: Nicholas DeBenedictis, Sue L. Gin, William C. Richardson, Thomas J. Ridge, and Don Thompson, to serve for a term of three years; and one Class III director: Stephen D. Steinour to serve for a term of two years;

  •
  The ratification of PricewaterhouseCoopers LLP as Exelon's independent accountant for the year 2007;

  •
  The amendment of Exelon's Articles of Incorporation to allow for the annual election of all directors beginning in 2008;

  •
  A shareholder proposal to require shareholder approval of future executive severance benefits; and

  •
  Any other business that properly comes before the meeting.

Shareholders of record as of March 19, 2007 are entitled to vote at the annual meeting. This notice and proxy statement, voting instructions, Exelon's 2006 Summary Annual Report and Exelon's 2006 Financial Information are being mailed to shareholders on or about March 29, 2007.

Your vote is very important. Please consider using the internet for voting: it is fast and secure and will help us reduce mailing expenses. You may also elect to receive future proxy mailings through the internet to further reduce costs and conserve natural resources.

If you plan to attend the annual meeting, please review the instructions in the Frequently Asked Questions section of the proxy statement. Thank you for your continued interest and support of Exelon Corporation.

By order of the board of directors,

Katherine K. Combs
Senior Vice President, Corporate Governance,
Corporate Secretary and Deputy General Counsel

Table of Contents

1. Frequently Asked Questions		4
•	Why am I receiving these proxy materials?	4
•	What am I voting on?	4
•	How do I vote?	4
•	What vote is needed for the proposals to be adopted?	5
•	Who will count and certify the votes?	5
•	How can I attend the annual meeting?	5
•	Can I view or receive these materials electronically?	6
•	How can I reduce duplicate mailings?	6
•	How can I submit a proposal for consideration at the 2008 annual meeting?	6
•	How can I recommend or nominate someone to become a director of Exelon?	6
2. Proposals to be Voted Upon		7
•	Proposal 1: The Election of Directors	7
•	Proposal 2: The Ratification of PricewaterhouseCoopers LLP as Exelon's Independent Accountant for 2007	7
•	Proposal 3: The Amendment of Exelon's Articles of Incorporation to Allow for the Annual Election of Directors Beginning in 2008	8
•	Proposal 4: A Shareholder Recommendation to Require Shareholder Approval of Future Severance Benefits	10
•	Other Matters and Discretionary Voting Authority	11
3. Corporate Governance at Exelon		12
•	The Board's Function and Structure	12
•	Description of Board Committees	12
•	Report of the Audit Committee	13
•	Exelon's Process for Nominating Directors	14
•	Communication with the Board of Directors	15
•	Transactions with Related Persons	15
•	Director Independence	16
•	Compensation of Non-Employee Directors	18
4. Directors' Biographies		21
•	Director Nominees for Election	21
•	Continuing Class II Directors with Terms Expiring in 2008	22
•	Continuing Class III Directors with Terms Expiring in 2009	23
5. Ownership of Exelon Stock		24
•	Beneficial Ownership Table	24
•	Directors' and Officers' Stock Ownership Requirements	25
•	Other Significant Owners of Exelon Stock
	25

6. Compensation Discussion & Analysis		26
•	Objectives of the Compensation Program	26
•	Elements of Compensation	27
•	Base Salary	27
•	Annual Incentives	28
•	Long Term Incentives	29
•	Other Benefits	31
•	How the Amount of 2006 Compensation was Determined	33
•	CEO Compensation	33
•	How Base Salary was Determined	33
•	How 2006 Annual Incentives were Determined	34
•	Long-Term Incentives	36
•	Tax and Accounting Consequences	37
•	Conclusion	37
•	Report of the Compensation Committee	38
•	Stock Performance Graph	38
7. Executive Compensation Data		39
•	Summary Compensation Table	39
•	Grants of Plan Based Awards	43
•	Outstanding Equity Awards at Fiscal Year End	44
•	Option Exercises and Stock Vested	45
•	Pension Benefits	45
•	Nonqualified Deferred Compensation	47
•	Potential Payments Upon Termination Or Change In Control	48
•	Employment Agreement with Mr. Rowe	48
•	Change in Control Employment Agreements and Severance Plan Covering Other Named Executives	50
•	Estimated Value of Benefits to be Received Upon Retirement	52
•	Estimated Value of Benefits to be Received Upon Termination Due to Death or Disability	53
•	Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control	54
•	Estimated Value of Benefits to be Received Upon a Qualifying Termination Following a Change in Control	55

1. Frequently Asked Questions

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with the solicitation by the Exelon Board of Directors of proxies to be voted at the 2007 annual meeting of shareholders. Exelon has appointed Randall E. Mehrberg and Katherine K. Combs, or either of them with power of substitution, to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the annual meeting or any adjournment thereof.

If your shares were registered directly in your name with Exelon's transfer agent, Computershare Trust Company, N.A., as of the close of business on March 19, 2007, you are considered the "holder of record," and Exelon has sent you the Notice of Annual Meeting and 2007 Proxy Statement, Exelon's 2006 Summary Annual Report, Exelon's 2006 Financial Information and a proxy card.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on March 19, 2007, you are considered the "beneficial owner" of shares held in street name. Your bank, broker or other nominee has sent you the Notice of Annual Meeting and 2007 Proxy Statement, Exelon's 2006 Summary Annual Report, Exelon's 2006 Financial Information, and a vote instruction form. You have the right to direct your bank, broker, or other nominee on how to vote the shares by completing and returning the vote instruction form or by following the instructions provided for voting on the internet or telephone.

The annual meeting will be held on Tuesday, May 8, 2007 at 9:30 A.M. Eastern Daylight Savings Time at the PECO Energy Company headquarters, 2301 Market Street, Philadelphia, Pennsylvania.

Exelon is asking for your proxy and will pay all of the costs of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and to ask for proxies. Georgeson's fee for these services is $15,000, plus reimbursement of out-of-pocket expenses. We can ask for proxies through the mail, or personally by telephone or the internet. We may use directors, officers and regular employees of Exelon to ask for proxies. These people do not receive additional compensation for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon common stock.

What am I voting on?

You are voting on four proposals. Details on each proposal are included in the next section entitled "Proposals to be Voted Upon".

  •
  Proposal 1: The election of six directors: five Class I directors: Nicholas DeBenedictis, Sue L. Gin, William C. Richardson, Thomas J. Ridge, and Don Thompson, each for a term of three years; and one Class III director, Stephen D. Steinour, for a term of two years;

  •
  Proposal 2: The ratification of PricewaterhouseCoopers, LLP as Exelon's independent public accountant for the year 2007;

  •
  Proposal 3: The amendment of the Exelon's Articles of Incorporation to allow for the annual election of all directors, beginning in 2008;

The board of directors urges you to vote "FOR" the director nominees and "FOR" the ratification of the independent public accountant, and "FOR" the amendment of the Articles of Incorporation.

There is also one proposal submitted by a shareholder:

  •
  Proposal 4: A recommendation to require shareholder approval of future grants of severance benefits.

The board of directors urges you to vote "AGAINST" this proposal.

How do I vote?

You may vote your shares by any one of the following methods:

  •
  By Internet: log onto the website indicated on your proxy card or vote instruction form.

  •
  By telephone: Call the toll-free number shown on your proxy card or vote instruction form and follow the voice prompts.

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  By mail: mark your votes, sign and return the proxy card or vote instruction form in the postage paid envelope provided.

  •
  You may attend the annual meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in the proxy card or vote instruction form. The deadline for Internet and telephone voting is 11:59 PM, Eastern Time, May 7, 2007.

If you are a registered holder, and you sign and date your proxy card but do not indicate your vote on the four proposals, Exelon will vote your shares FOR the director nominees named in Proposal 1, FOR the ratification of PricewaterhouseCoopers LLP as Exelon's independent accountant in Proposal 2, FOR the amendment of Exelon's Articles of Incorporation to allow for the annual election of directors beginning in 2008 as described in Proposal 3, and AGAINST Proposal 4.

If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the annual meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

You have the right to revoke your proxy at any time before the annual meeting by notifying the Corporate Secretary or by casting another vote either in person or by one of the other methods discussed above.

What vote is needed for the proposals to be adopted?
As of the record date, March 19, 2007, there were 672,487,918 shares of Exelon common stock issued and outstanding.

Quorum: In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxy cards marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum.

Proposals: More than one-half of the shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted.

Directors: In December 2006, Exelon's board of directors amended the Bylaws to implement a majority voting standard for uncontested elections of directors. By this action, Exelon has taken the initiative to follow a preferred corporate governance model by eliminating the previously used plurality standard for election of directors. To be elected in an uncontested election, each director nominee must receive a majority of the total votes cast for and against the director nominee. Under the procedure adopted by the board, all nominees must tender irrevocable letters of resignation before the meeting. If they fail to receive a majority of the votes cast, the resignation of a director nominee who is not an incumbent director would automatically be accepted. In the case of an incumbent director who did not receive a majority of the votes cast, the board would consider whether or not to accept the tendered resignation. The board's decision and the basis for the decision would then be disclosed within 90 days following the certification of the final vote results.

Who will count and certify the votes?

Representatives of Computershare Trust Company, N. A., Exelon's transfer agent, and staff of the Office of Corporate Governance will count the votes and certify the election results. The results will be available on the Investor Relations page of our website by May 20, 2007, and will also be published in Exelon's second quarter SEC report on Form 10-Q.

How can I attend the annual meeting?

Admittance to the annual meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a holder of record as of March 19, 2007 and wish to attend the annual meeting, tear off and bring the top half of your proxy card along with a photo ID to present for admission into the meeting.

If you received your proxy materials through the Internet, there is a link to print a paper admission ticket.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the annual meeting, you must bring other proof of ownership such as an account statement that clearly shows that you held Exelon common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain a ticket by sending your request and a copy of your proof of ownership to: Annual Meeting Admission Tickets c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Can I view or receive these materials electronically?

Exelon's annual report and proxy statement are available online at www.exeloncorp.com. From the home page, select the Investor Relations tab to view or download the materials.

By choosing to access your proxy materials online, you will save the company the cost of printing and mailing these documents to you and help preserve natural resources. If you wish to receive your future proxy statements and annual reports electronically, you may select this option as you vote your shares online, or you may register directly at the site www.computershare.com. If you hold your shares in street name you must contact your bank, broker or other nominee in order to consent to electronic delivery.

How can I reduce duplicate mailings?

The Securities and Exchange Commission allows Exelon to send a single annual report and proxy statement to two or more shareholders who share the same address, subject to certain conditions. This is known as "householding". If your household received only one copy and you wish to receive another, or if you wish to remove your account from the householding program, please call the Exelon Shareowner Services Helpline at 1-800-626-8729 and speak to a customer service representative.

How can I submit a proposal for consideration at the 2008 annual meeting?

In order to be considered for the 2008 annual meeting, shareholder proposals must be submitted in writing to Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Under the bylaws, no proposal can be considered at the 2008 annual meeting unless it is received by the Corporate Secretary before the close of business on November 29, 2007. The proposal must also meet the other requirements of the SEC's rules relating to shareholder proposals.

How can I recommend or nominate someone to become a director of Exelon?

A shareholder who wishes to recommend a candidate to be considered by the Exelon corporate governance committee for nomination for election as a director of Exelon may submit the recommendation by writing to Mr. M. Walter D'Alessio, Chairman of the Corporate Governance Committee, c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee will consider all recommended candidates when making its recommendation to the Exelon board of directors to nominate a slate of directors for election.

Under the Exelon bylaws, the deadline has passed for a shareholder to nominate a candidate for election to the Exelon board of directors at the 2007 annual meeting. Exelon's bylaws allow shareholders to nominate a candidate for election as a director during the 2008 annual meeting, provided that proper notice and the other required information is provided in accordance with the Exelon bylaws. In order for a shareholder to nominate a candidate for election as a director at the 2008 annual meeting, notice of the proposed nomination must be received by Exelon no later than November 29, 2007, and must include information required under the bylaws, including (1) information about the nominating shareholder, (2) information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, and (3) the signed consent of the candidate to serve as a director of Exelon, if elected, and to be bound by Sections 4.02 and 4.03 of the bylaws. If such a nomination is properly presented at the 2008 annual meeting, the nominee will be voted upon by those shareholders present in person at the meeting and by the appointed proxies who have discretionary voting authority on other matters that are introduced during the meeting.

2. Proposals to be Voted Upon

Proposal 1: The Election Of Directors

The corporate governance committee has recommended, and the board of directors nominates, the following nominees for election in their respective classes and each for the term specified for their class:

  •
  Five Class I directors to serve for a term of three years: Nicholas DeBenedictis, Sue L. Gin, William C. Richardson, Thomas J. Ridge, and Don Thompson.

  •
  One Class III director to serve for a term of two years: Stephen D. Steinour.

Information about each nominee, including each nominee's principal employment and work experience for the previous five years, is found in the section entitled "Directors' Biographies". Each nominee has consented to serve for the specified term. Messrs. Thompson and Steinour were recommended by non-employee directors of Exelon.

After Exelon terminated the Merger Agreement with PSEG, the board of directors suspended the mandatory retirement policy for Messrs. Jannotta, Rubin, and Thomas, until the 2007 annual meeting of shareholders. At that time, Mr. Jannotta's term will expire, and Messrs. Rubin and Thomas will tender their resignations and retire from the board. The board will reduce the number of directors to 14 and number of Class II directors to four upon the retirement of Mr. Rubin. To ensure continuity while new directors begin to serve in the place of retired directors, the board also suspended the mandatory retirement policy for Messrs. Brennan, D'Alessio, DeMars, and Palms until the end of the calendar year in which they turn 75.

If any director is unable to stand for election, the board may reduce the number of directors in that class, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director in that class. Exelon does not expect that any director nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
EACH OF THE DIRECTOR NOMINEES.

Proposal 2: The Ratification Of PricewaterhouseCoopers LLP As Exelon's Independent Accountant For 2007

The audit committee and the board of directors believe that PricewaterhouseCoopers' knowledge of Exelon is invaluable, especially as Exelon moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with new expertise and experience. PricewaterhouseCoopers has direct access to members of the audit committee and regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

In July 2002 the audit committee adopted a policy requiring that it approve in advance all services to be performed by the independent accountant. The committee pre-approves annual budgets for audit, audit-related, tax compliance and planning services, and other services. The committee will consider proposed engagements that do not impair the accountant's independence and add value to the audit, including audit services, audit-related services (such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings and the provision of attest services in relation to regulatory filings and contractual obligations), and tax compliance and planning services. The committee delegated authority to the committee's chairman to pre-approve non-budgeted services in amounts less than $500,000. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountant. None of the services were provided without pre-approval as the SEC rules permits for "de minimus" services.

In 2006, the audit committee reviewed the PricewaterhouseCoopers Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable for 2007.

The following table presents the fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of Exelon's annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services provided during those periods. The fees shown include all amounts related to the year indicated (even if billed in prior or subsequent periods), which may differ from the amounts actually billed during the period.

	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005

Audit Fees	$8,230,000	$9,450,000
Audit-Related Fees	3,503,000	110,000
Tax Fees	339,000	294,000
All Other Fees	38,000	40,000

Total	$12,110,000	$9,894,000

Audit-Related fees consist of assurance and related services that are traditionally performed by the auditor. This category includes fees for accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards. The fees associated with the proposed PSEG Merger were reclassified as audit-related fees from audit fees after the proposed merger with PSEG was terminated in 2006.

Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning. These services included tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning, and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All other fees reflect work performed primarily in connection with corporate executive programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PRICEWATERHOUSECOOPERS, LLP
AS EXELON'S INDEPENDENT ACCOUNTANT FOR 2007.

Proposal 3: The Amendment Of Exelon's Articles Of Incorporation To Allow For The Annual Election Of Directors Beginning In 2008.

In 1999, the boards of directors of Unicom Corporation and PECO Energy Company, our predecessor companies, considered the structure of the board of directors of Exelon after their merger. The predecessor boards determined that it would be in the best interests of the shareholders of the companies if the Exelon board would be classified, with approximately one-third of the board to be elected annually, each for a three-year term. This structure was consistent with the classified board structure that was then in place at PECO Energy Company. Accordingly, a classified board structure was an integral part of the merger agreement and was approved by the shareholders of the predecessor companies when they approved the merger. As a result, Exelon has had a classified board since its inception in October 2000.

The corporate governance committee periodically reviews Exelon's corporate governance practices to consider whether it would be appropriate to change those practices in light of changing conditions and evolving views of best practices in corporate governance. In considering whether it would be advisable to amend Exelon's articles of incorporation to provide for the annual election of directors, the corporate governance committee and the board heard the advice of outside experts and considered arguments for and against the classified board structure. The board considered that staggered three-year terms of directors provide continuity and stability in governance, that experienced directors may have a longer-term perspective, and that three-year terms can strengthen director independence and facilitate retention of highly-qualified directors. A classified structure can also increase the board's negotiating leverage with respect to unsolicited takeover proposals.

The board also considered the views of investors who believe that a classified board structure reduces the accountability of directors to shareholders because the directors do not face election each year. Because the election of directors is the primary means by which shareholders can affect corporate management, a classified board may reduce shareholder influence over Exelon's policies. In addition, some investors believe that a classified board structure may reduce shareholder value by inhibiting proxy contests in which shareholders might have an opportunity to vote for an entire slate of competing nominees.

After considering these views, the corporate governance committee recommended that the board take action to phase in the declassification of the board and instead provide for the annual election of directors. The board of directors agreed and recommends a phased-in process under which, commencing with Exelon's 2008 annual meeting of shareholders, directors will be elected for one-year terms in accordance with the provisions of sections 1724 and 1911 of the Pennsylvania Business Corporation Law (as amended, the "BCL").

In order to effect these changes, the board of directors proposes, subject to shareholder approval, the requirements of the BCL and any necessary regulatory approvals, that Sections 5.02 and 5.03 of the Amended and Restated Articles of Incorporation of the corporation be amended to read as follows (the "Charter Amendment"):

    Section 5.02 Annual Election of Directors.

    The board of directors of the Corporation shall not be classified in respect of the time for which they shall hold office. Except as otherwise provided in the express terms of any class or series of Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such Preferred Stock, from and after the 2008 annual meeting of the shareholders, the directors of the Corporation shall be elected at each annual meeting of the shareholders for a one-year term expiring at the next annual meeting of the shareholders; provided that any director who was elected prior to the 2008 annual meeting of the shareholders for a term that extends until after the 2008 annual meeting of shareholders shall not be required to stand for election, and shall continue as a director, until the annual meeting at which the director's term expires.

    Section 5.03 Number of Directors.

    The number of directors of the Corporation constituting the whole board shall be fixed solely by resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies on the board of directors, except as otherwise provided in the express terms of any class or series of Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such Preferred Stock.

Consistent with the Charter Amendment, the board of directors has approved, effective concurrently with the approval of the Charter Amendment, that Sections 4.03(d), 4.04(a) and 4.05 (a) of the Corporation's Amended and Restated Bylaws will be amended to read as follows:

    Section 4.03 (d) Annual Election of Board of Directors.

    The directors shall not be classified in respect to the time for which they shall hold office. Except as otherwise provided in the express terms of any class or series of Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such Preferred Stock, from and after the 2008 annual meeting of the shareholders, the directors of the Corporation shall be elected at each annual meeting of the shareholders for a one-year term expiring at the next annual meeting of the shareholders; provided that any director who was elected prior to the 2008 annual meeting of the shareholders for a term that extends until after the 2008 annual meeting of shareholders shall not be required to stand for election, and shall continue as a director,until the annual meeting at which the director's term expires.

    Section 4.04(a) Vacancies.

    General Rule. Except as otherwise provided in the terms of the Preferred Stock, vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve until the next annual meeting of shareholders, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

    Section 4.05(a) Removal of Directors.

    Removal by the Shareholders. The entire board of directors or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In case the board or any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of the articles or bylaws prohibiting, or the addition of a provision to the articles or bylaws permitting, the removal by the shareholders of the board or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which the director was elected.

The bylaw amendments do not require shareholder approval and approval of the bylaw amendments is not being considered by the shareholders at this meeting. The Charter Amendment requires the affirmative vote of the holders of a majority of the shares voted at the annual meeting at which there is a quorum. If approved by the shareholders, the Charter Amendment will become effective upon the filing of a Certificate of Amendment to Exelon's Certificate of Incorporation with the Corporate Bureau of the Pennsylvania Department of State, which Exelon will file promptly after the annual meeting. If the shareholders do not approve the amendment, the board will remain classified and the bylaw amendments described above will not take effect.

If the Charter Amendment is adopted, annual election of directors will be phased in. Directors will serve out their current terms, so that the class of directors elected in 2007 will serve until the annual meeting in 2010, the class of directors elected in 2006 will serve until the annual meeting in 2009, and the class of directors elected in 2005 will serve until the annual meeting in 2008. As the term of each class ends, the directors in that class will thereafter be elected for one-year terms.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO ALLOW FOR THE ANNUAL ELECTION OF DIRECTORS.

Proposal 4: A Shareholder Recommendation To Require Shareholder Approval Of Future Severance Benefits

The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 900 Seventh Street, NW, Washington DC 20001, beneficial owner of 25,872 shares of Exelon common stock, submitted the following proposal and supporting statement:

    "RESOLVED: that the shareholders of Exelon Corporation (the "Company") urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives' base salary plus bonus.

    "Severance agreements" include any agreements or arrangements that provide for payments or awards in connection with a senior executive's severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.

    "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any "gross-up" tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive's access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

                Supporting Statement

    "In our opinion, severance agreements as described in this resolution, commonly known as "golden parachutes", are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

    "In 2006, similar proposals obtained more than 50 percent shareholder support at six companies. Last June, the shareholders at our Company voted 43.5% in favor and 56.5% against this same proposal.

    "We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive's employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

    "For those reasons, we urge shareholders to vote FOR this proposal."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Exelon Compensation Committee has recognized that questionable severance practices at some companies have generated well-publicized concerns about the potential for windfall severance payments. Although Exelon's existing severance arrangements already included reasonable limits, the Compensation Committee has adopted a policy that separately states a limit on the amount of severance benefits that may be provided to Exelon's named executive officers under future arrangements without shareholder approval to a formula of 2.99 times salary plus annual incentive.

Under the policy, severance benefits include both cash severance payments and other post-employment benefits and perquisites. At the same time, the policy clarifies that these severance benefits do not include:

  •
  Amounts earned by a named executive officer in the regular course of employment rather than upon termination, such as pension benefits and retiree medical benefits, since such amounts are not severance benefits;

  •
  Amounts payable under plans approved by shareholders, since resubmitting such payments to shareholders would be redundant;

  •
  Amounts available to one or more classes of employees other than the named executive officers, since the real purpose of a policy on senior executive severance payments is to limit extraordinary payments not available to other employees;

  •
  Excise tax gross up payments, but only if the compensation includable in determining whether excise taxes apply exceeds 110% of the threshold amount; otherwise the executive's benefits are reduced so that no excise tax is imposed;

  •
  Amounts that may be required by existing agreements that have not been materially modified, the Company's indemnification obligations or the reasonable terms of a settlement agreement.

The policy is effective six months following the issuance of final United States Treasury Department regulations under the new tax law governing deferred compensation and severance benefits. The future arrangements covered by policy include new plans and agreements after the policy becomes effective, as well as modifications to existing plans and agreements which materially increase severance benefits. The Compensation Committee retains discretion to amend, waive or terminate the policy if it determines that doing so would be in the best interests of the Exelon, provided that any such action shall be promptly disclosed to shareholders.

The board of directors recommends a vote AGAINST the shareholder's proposal because it is unworkable as written. It perpetuates fundamental flaws of a substantially similar proposal that the same shareholder submitted and shareholders rejected in 2006. In particular, the proposal combines severance with other non-severance benefits, potentially resulting in arbitrary and unfair reductions to non-severance benefits previously earned by individual executives. For example, a longstanding executive with a relatively large accrued pension benefit would be entitled to little or no severance benefit under the shareholder's proposal, because the proposal would limit the aggregate of all post-employment payments, not just severance payments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL BECAUSE EXELON HAS ALREADY ADOPTED A CAP ON SEVERANCE PAYMENTS OF 2.99 TIMES THE SUM OF BASE SALARY AND BONUS AND THIS PROPOSAL IS UNNECESSARY AND UNWORKABLE.

Other Matters And Discretionary Voting Authority
The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is properly presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to Randall E. Mehrberg and Katherine K. Combs.

3. Corporate Governance at Exelon

The Board's Function And Structure

Exelon's business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board considers the interests of other constituencies, which include customers, employees, annuitants, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

The Exelon board, as did its predecessor companies, regularly monitors governance trends and implements best practices. As a result, Exelon already had in place many of the governance structures and processes that were required as governance reforms following the enactment of the Sarbanes-Oxley Act in 2002. Foremost among these were the Exelon Corporate Governance Principles. These principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the corporation as they change over time.

Exelon's board is currently composed of 15 members, divided into three classes and will be reduced to 14 members after the retirement of Mr. Rubin. Terms of the classes are currently staggered, with one class standing for election each year. If Proposal number 3 is adopted, the staggered board will be eliminated, and directors will be elected annually, in a phased process described in Proposal number 3.

The board has six standing committees: audit, compensation, corporate governance, risk oversight, energy delivery oversight, and generation oversight. The corporate governance committee makes recommendations to the full board regarding board practices, the number, functions and membership of committees, and the performance of the board, committees and individual members. Also, the chair of the corporate governance committee serves as the presiding director and leads the discussion when non-management directors meet in executive session.

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the audit, corporate governance, compensation and other committees of the board of directors are available on the Exelon website at www.exeloncorp.com, under the Investor Relations tab. Copies of those documents may be printed from the Exelon website, and copies will be made available to any shareholder who requests them.

The board has a program for orienting new directors and for providing continuing education for all directors. The board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the corporate governance committee and has three parts: committee self-evaluations, a full board evaluation and the evaluation of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full board evaluation considers the committee self-assessments as well as the quality of its own meeting agendas, materials and discussions. All assessments focus on both strengths and opportunities for improvement.

The board of directors met 12 times during 2006. The board also attended a multi-day strategy retreat with the senior officers of Exelon and subsidiary companies. Directors received one meeting fee for attendance at this function. All directors attended 75% of all board and committee meetings that they were eligible to attend except for Thomas J. Ridge. Exelon does not have a formal policy requiring attendance at the annual shareholders meeting; however, directors do receive a separate meeting fee for attendance. In 2006, all directors attended the annual shareholders meeting.

Description Of Board Committees

Audit Committee

The committee consists of Dr. John M. Palms, its chair, Mr. M. Walter D'Alessio, Ms. Sue L. Gin, Dr. William C. Richardson and Mr. Richard L. Thomas. All members of this committee are independent directors. The committee met 9 times during 2006.

The audit committee reviews financial reporting and accounting practices and internal control functions. With the assistance of the risk oversight committee, the audit committee also reviews and makes recommendations to the full board regarding risk management policy and legal and regulatory compliance. This committee recommends the independent accountant and approves the scope of the annual audits by the independent accountant and internal auditors. The committee also reviews and makes recommendations to the full board regarding officers' and directors' expenses and compliance with appropriate policies and Exelon's code of business conduct. The committee meets outside the presence of management for portions of its meetings separately with the independent accountant, the internal auditors and the chief legal officer.

As required by the rules of the NYSE, the board of directors has determined that all members of the audit committee are financially literate and have accounting or related financial management expertise, as those qualifications are interpreted by the board in its business judgment. In addition, the board of directors has determined that all members of the committee are "audit committee financial experts" as defined by SEC regulations.

Report of the Audit Committee

In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on SEC Form 10-K with Exelon Corporation's management and the independent accountants. The audit committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the audit committee has discussed with the independent accountants the accountants' independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 13, 2007

John M. Palms, Chair
M. Walter D'Alessio
Sue L. Gin
William C. Richardson
Richard L. Thomas

Compensation Committee

The committee consists of Mr. Edward A. Brennan, its chair, Mr. M. Walter D'Alessio, Ms. Rosemarie B. Greco, Mr. Ronald Rubin and Mr. Richard L. Thomas. All members of the committee are independent directors. The committee met 5 times during 2006.

The compensation committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the independent directors regarding the compensation of the chairman and chief executive officer, and to the full board regarding the compensation of the president (if different from the chief executive officer) and executive vice presidents. The committee uses the services of an independent compensation consultant, Towers Perrin, which reports directly to the committee.

Corporate Governance Committee

The committee consists of Mr. M. Walter D'Alessio, its chair, Mr. Edgar D. Jannotta, Mr. John W. Rogers, Jr. and Mr. Richard L. Thomas. All members of the committee are independent directors. The committee met 6 times in 2006.

The corporate governance committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the board regarding the corporate governance principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee identifies potential director candidates and coordinates the nominating process for directors. The committee coordinates the board's role in establishing performance criteria for the CEO and evaluating the CEO's performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors' orientation and continuing education program and Exelon's efforts to promote diversity among its directors, officers, employees and contractors. The committee may act on behalf of the full board when the board is not in session. The committee utilizes an independent compensation consultant to assist it in evaluating directors' compensation, and may utilize other consultants, such as specialized search firms to identify candidates for director.

Risk Oversight Committee

The committee consists of Ms. Sue L. Gin, its chair, Judge Nelson A. Diaz, Mr. Edgar D. Jannotta, Dr. John M. Palms, Dr. William C. Richardson, Mr. John W. Rogers, Jr. and Mr. Ronald Rubin. The committee met 6 times in 2006.

The committee is responsible for oversight of the company's risk management functions, and reports to the audit committee and to the full Exelon board regarding, corporate risk management policy, including financial risks, legal and regulatory risks, power marketing, power trading risk management strategy and performance and the hedged condition of the generation portfolio. The committee reviews and approves risk policies relating to power marketing, hedging and the use of derivatives. The committee is also responsible for the oversight and review of the performance and management of assets in Exelon's pension and nuclear decommissioning trust funds and the appointment and removal of the parties overseeing the performance and management of investment of assets in Exelon's employee benefit trusts.

Energy Delivery Oversight Committee

The committee consists of Ms. Rosemarie B. Greco, its chair, Mr. Nicholas DeBenedictis, Admiral Bruce DeMars, Dr. William C. Richardson, Governor Thomas J. Ridge and Mr. John W. Rogers, Jr. The committee met 4 times in 2006.

The committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy to consumers. The committee reviews the regulatory and public policy strategies and practices of the energy delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

Generation Oversight Committee

The committee consists of Admiral Bruce DeMars, its chair, Mr. Nicholas DeBenedictis, Judge Nelson A. Diaz, and Dr. John M. Palms. The committee met 8 times in 2006.

The committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon or its subsidiaries, including those in which Exelon has significant equity or operational interests. The committee reviews major investments and changes in strategy regarding the generating facilities. The committee reviews the budget and business plans of Exelon Generation Company and monitors its operating and financial performance.

Exelon's Process For Nominating Directors

The Exelon corporate governance committee serves as a nominating committee and nominates candidates for director. The board of directors receives the proposed nominations from the corporate governance committee and approves a slate of candidates to be included in Exelon's proxy materials that are distributed to shareholders.

The corporate governance committee considers all candidates for director, including those directors currently serving on the board whose term is expiring and those candidates recommended by shareholders and others. The process for a shareholder to recommend a candidate for director is described above in the "Frequently Asked Questions" section of this proxy statement on page 6. The committee may also utilize specialized search firms to identify and assess qualified candidates. The committee routinely assesses the board's needs for skills and experience in light of current and future needs. All candidates are evaluated using the following standards and qualifications that are identified in Exelon's Corporate Governance Principles:

  •
  Highest personal and professional ethics, integrity and values

  •
  An inquiring and independent mind

  •
  Practical wisdom and mature judgment

  •
  Broad training and experience at the policy making level in business, government, education or technology

  •
  Expertise useful to Exelon and complementary to the background and experience of other Exelon board members

  •
  Willingness to devote the required amount of time to the duties and responsibilities of board membership

  •
  A commitment to serve over a period of years to develop knowledge about Exelon

  •
  Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

Communication With The Board Of Directors

Shareholders and other interested persons can communicate with the chairman of the corporate governance committee or with the independent directors as a group by writing to them, c/o Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the corporate secretary to review communications initially and transmit a summary to the directors, and to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints. Under the board policy, the corporate secretary will forward to the directors any communications raising substantial issues.

Transactions With Related Persons

Judge Nelson A. Diaz is a partner with Blank Rome LLP, a law firm that has performed legal services for Exelon for many years and that is continuing to provide such services in 2007. For 2006, Blank Rome LLP billed Exelon and its subsidiaries a total of $522,000 for legal services. This is the same level of billing as the average billing for the three years before Judge Diaz joined Blank Rome, LLP and the Exelon board of directors. Judge Diaz does not work on any matters relating to Exelon and the Exelon billings are not a factor in the determination of his compensation from Blank Rome LLP, and accordingly he does not have any interest in these transactions.

Exelon has a written policy concerning the review and the approval or ratification of transactions with related persons. Transactions covered by the policy include, but are not limited to, any financial transaction, payment of money (including charitable contributions), provisions of goods or services, arrangements and relationships (including indebtedness or guarantees of indebtedness) and any series of similar transactions, arrangements or relationships, but does not include compensation or expense reimbursement by the company in accordance with its compensation and expense reimbursement programs for employees and directors, retail purchase of electricity or gas from ComEd or PECO at rates set by tariff, and transactions between or among Exelon and its subsidiaries. Directors, officers and nominees for director are responsible for notifying Exelon's office of corporate governance regarding any related person transactions and relationships involving themselves or their immediate family members. The office of corporate governance compiles the information provided to it and conducts additional due diligence in order to provide the corporate governance committee and the board of directors with information as a basis for considering and approving or ratifying related person transactions. Based on the recommendations of the corporate governance committee, the board considers the following facts and circumstances in approving or ratifying related person transactions: the related person's relationship to the company and interest in the transaction; the material facts of the transaction; the proposed benefits to the company; the availability of other sources of comparable products and services; whether the proposed transaction is on terms comparable to the terms available to unrelated third parties; and whether the proposed transaction is based on a competitive bidding process or involves the purchase or sale of commodities with an established market value. Transactions are assessed on an annual basis, or more frequently when related persons notify the company of prospective related person transactions or relationships. The information collected in connection with the approval or ratification of related person transactions is also used in considering the independence of the directors and nominees for director.

Director Independence

Under Exelon's Corporate Governance Principles the board must be composed of a substantial majority of independent directors as defined by the New York Stock Exchange (NYSE). In addition to complying with the NYSE rules, Exelon also monitors all director relationships for independence under rules of the Securities and Exchange Commission (for members of the audit and compensation committees) and the Internal Revenue Service (for members of the compensation committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence, and the board has adopted the following additional categorical standards to address those relationships that are not specifically addressed by the NYSE rules.

  •
  A director's relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director's independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in its most recent fiscal year were less than the greater of $1 million or 5% of the recipient's consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director's independence if and to the extent that: (1) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing prices set by a well-established commodity market, or are fixed in conformity with law or governmental authority; or (2) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

  •
  If a director is a current employee, or a director's immediate family member is an executive officer of a charitable or other tax exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director's independence if the aggregate contributions made by Exelon to that organization in its most recent fiscal year were less than the greater of $1 million or 2% of that organization's consolidated gross receipts in that year. In any other circumstances, a director's relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director's independence if the aggregate contributions made by Exelon to that organization in its most recent fiscal year were less than the greater of $1 million or 5% of that organization's consolidated gross receipts in that year.

Each year, directors are requested to provide information about their business relationships with Exelon, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships between their immediate family members and Exelon. All relationships are evaluated for materiality. Data on all relationships are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The same information is considered by the full board in making the final determination of independence.

Each of the directors named below was determined by the board of directors to be "independent" under applicable guidelines presented above. The information below describes certain director relationships or arrangements that were considered by the board in determining whether the named director was "independent," as defined under the NYSE rules and the categorical standards specified in the company's corporate governance principles. In each case, the amounts involved in the transactions between Exelon and its entities, on the one hand, and the companies and tax exempt organizations with which a director or an immediate family member is associated, on the other hand, fell below the thresholds specified by the NYSE rules and the categorical standards specified in the company's corporate governance principles. Because Exelon provides utility services through its subsidiaries ComEd, PECO and Exelon Energy and many of its directors live in areas served by the Exelon subsidiaries, many of the directors are affiliated with businesses and charities that receive utility services from Exelon's subsidiaries. Similarly, because Exelon and its subsidiaries are active in their communities and make substantial charitable contributions, and many of Exelon's directors live in communities served by Exelon and its subsidiaries and are active in those communities, many of Exelon's directors are affiliated with charities that receive contributions from Exelon and its subsidiaries.

Mr. Brennan serves as a director of two corporations that provide incidental services to Exelon. Mr. Brennan also serves on the boards of six charitable organizations that receive contributions from Exelon and ComEd. In addition, Mr. Brennan's wife serves on the women's' boards of three charitable organizations that receive contributions from Exelon and ComEd. None of these relationships were material under the applicable independence criteria.

Mr. D'Alessio is an executive officer of two companies whose common parent company is a small customer of ComEd. Mr. D'Alessio also serves as a director of two companies which provide services to certain Exelon entities. Mr. D'Alessio also serves on the boards of six charitable organizations that receive contributions from Exelon and PECO. None of these relationships were material under the applicable independence criteria.

Mr. DeBenedictis is an executive officer of a corporation that is a large customer of PECO and a customer of ComEd and provides services to certain PECO facilities. Mr. DeBenedictis also serves as a director of two companies which provide services to certain Exelon entities. Mr. DeBenedictis also serves on the boards of five charitable or tax-exempt organizations that receive contributions from Exelon and PECO. None of these relationships were material under the applicable independence criteria.

Admiral DeMars serves as a director of a company that has a subsidiary that provides services to Exelon Generation. Admiral DeMars is also a member, but is not an officer or director, of a tax-exempt organization that has received support from Exelon in previous years. None of these relationships were material under the applicable independence criteria.

Judge Diaz is a partner with BlankRome LLP, a law firm that performed legal services for Exelon in 2006 and is expected to provide similar services in 2007. The Board reviewed Judge Diaz's relationship with BlankRome LLP (described above under "Transactions With Related Persons") and concluded that the relationship does not impair Judge Diaz's independence. Judge Diaz also serves on the boards of three charitable organizations that receive contributions from Exelon and PECO. Judge Diaz's wife serves on the boards of two charitable organizations that receive contributions from Exelon and PECO as well. None of these relationships were material under the applicable independence criteria.

Ms. Gin is the owner, partner or executive officer of five companies, all of which are customers of ComEd and one of which is also an Exelon Energy customer. In addition, Ms. Gin owns eight individual residential properties that are customers of ComEd. Ms. Gin also serves on the boards of seven charitable organizations that receive contributions from Exelon and ComEd. None of these relationships were material under the applicable independence criteria.

Ms. Greco serves as executive director of the Governor's Office of Health Care Reform of the Commonwealth of Pennsylvania. Although Exelon makes tax and other required payments to the Commonwealth of Pennsylvania and the Commonwealth is a PECO customer, none of those payments are made directly to or from the office of which Ms. Greco serves as Executive Director. Ms. Greco also serves as a director of one company which is a supplier to Exelon Generation and PECO. In addition, Ms. Greco is a member of, and serves on various boards and committees of, seven charitable organizations that receive contributions from Exelon and PECO. None of these relationships were material under the applicable independence criteria.

Mr. Jannotta serves as a director of one company which provides administrative services to Exelon. Mr. Jannotta also serves on the boards of five charitable organizations that receive support from Exelon and ComEd. In addition, one of Mr. Jannotta's immediate family members is a principal of a company that has a subsidiary that provides services to PECO Energy. Also, Mr. Jannotta's wife and son-in-law each serve on the board of a charitable organization that receives support from Exelon and ComEd. None of these relationships were material under the applicable independence criteria.

Dr. Palms is a Distinguished President Emeritus and Distinguished University Professor of the University of South Carolina, to which Exelon has made contributions in previous years. This relationship was not material under the applicable independence criteria.

Dr. Richardson currently serves as a director of two corporations which provide services to Exelon entities. Dr. Richardson also serves on the board of one charitable organization that receives support from Exelon and ComEd. None of these relationships were material under the applicable independence criteria.

Governor Ridge serves as a director of one corporation that provides incidental services to Exelon. This relationship was not material under the applicable independence criteria.

Mr. Rogers is an executive officer of a company that is a small customer of ComEd. Mr. Rogers serves as a director of one company which provides administrative services to Exelon. Mr. Rogers also serves on the boards of ten charitable or tax-exempt organizations that receive support from Exelon and ComEd. Mr. Rogers' wife serves on the board of a charitable organization that receives support from Exelon and ComEd as well. None of these relationships were material under the applicable independence criteria.

Mr. Rubin is the chief executive officer of one company that is a customer of PECO. Mr. Rubin is also the general partner of four investment properties, all of which are customers of PECO. In addition, Mr. Rubin serves on the boards of five charitable or tax-exempt organizations that receive support from Exelon and PECO. None of these relationships were material under the applicable independence criteria.

Mr. Steinour is an executive officer of a company that is a customer of ComEd and PECO, and whose parent company provides financial services to Exelon and Exelon Generation. He is on the board of five civic and charitable organizations that receive support from Exelon and PECO. None of these relationships were material under the applicable independence criteria.

Mr. Thomas serves on the boards of six charitable or tax-exempt organizations that receive support from Exelon and ComEd. None of these relationships were material under the applicable independence criteria.

Mr. Thompson is an executive officer of a corporation that is a large customer of ComEd, PECO and Exelon Energy. He is also on the board of one charitable organization that receives support from Exelon and ComEd. None of these relationships were material under the applicable independence criteria.

Compensation Of Non-Employee Directors

For their service as directors of the corporation, Exelon's non-employee directors receive the compensation shown in the following table and explained in the accompanying notes. Employee directors receive no additional compensation for service as a director.

The corporate governance committee of the board periodically reviews the non-employee directors compensation program with the assistance of independent consultants. The total amount of compensation as well as the mix of compensation components is compared against the same peer group of companies used for benchmarking the executives compensation program. Total directors compensation is targeted to be median of the peer group.

Name	Committee Membership	Fees Earned or Paid in Cash		Stock Awards	Change in Pension Value and Nonqualified Compensation Earnings	Total
	Note 1				Note 2
(A)	(B)			(E) ($)	(F) ($)	(G) ($)
		Annual Board & Committee Retainers	Board & Committee Meeting Fees
		(C) ($)	(D) ($)

Brennan	2 (Ch), 3	$40,000	$37,500	$60,000		$137,500
D'Alessio	1, 2, 3 (Ch),	45,000	54,000	60,000		159,000
DeBenedictis	4, 5	40,000	37,500	60,000		137,500
DeMars	4, 5 (Ch)	45,000	40,500	60,000		145,500
Diaz	5, 6	40,000	49,500	60,000		149,500
Gin	1, 6 (Ch)	45,000	40,500	60,000		145,500
Greco	2, 4 (Ch)	40,000	33,000	60,000		133,000
Jannotta	3, 6	35,000	30,000	60,000		125,000
Palms	1 (Ch), 5, 6	50,000	51,000	60,000	$6,066	167,066
Richardson	1, 4, 6	40,000	46,500	60,000		146,500
Ridge	4	37,500	22,500	60,000		120,000
Rogers	3, 4, 6	35,000	34,500	60,000		129,500
Rubin	2, 6	35,000	33,000	60,000	2,104	130,104
Thomas	1, 2, 3	40,000	54,000	60,000		154,000

Total All Directors		$567,500	$564,000	$840,000	$8,170	$1,979,670

1.
Audit = 1, Compensation = 2, Corporate Governance = 3, Energy Delivery Oversight = 4, Generation Oversight = 5, Risk Oversight = 6

2.
Non-employee directors are not eligible to participate in Exelon's pension plan; however they may elect to defer their compensation into a nonqualified deferred compensation plan (see description on page 20).

Fees Earned or Paid in Cash

All directors receive an annual retainer of $35,000. Committee chairs receive an additional $5,000 per year. Members of the audit committee and generation oversight committee, including the committee chairs, receive an additional $5,000 per year membership retainer.

Directors receive $1,500 meeting fee for each board and committee meeting attended, whether in person or by means of teleconferencing or video conferencing equipment. Directors also receive a $1,500 meeting fee for attending the annual shareholders meeting and annual strategy retreat. Through October 2006, directors also received a $1,500 per diem fee for their attendance or participation in industry events at the request of Exelon and for attending approved orientation or continuing education programs. In October 2006, the corporate governance committee acted to eliminate the payment of any further per diem fees.

Directors may elect to defer any portion their cash compensation into a non-qualified multi-fund deferred compensation plan. Each director has a record keeping account where the dollar balance can be invested in a basket of mutual funds including one fund composed entirely of Exelon common stock. These funds are identical to those available to company employees who participate in the Exelon Employee Savings Plan. Fund balances including those amounts invested in the Exelon common stock fund are settled in cash and may be distributed upon reaching age 65 or upon retirement from the board.

Stock Awards

Directors are required under the Exelon Corporate Governance Principles to own 6,000 shares of Exelon common stock or deferred Exelon common stock units within three years after their election to the board. At a stock price of $60, the ownership requirement is equivalent to $360,000, or approximately ten times the annual cash retainer. This requirement is significantly higher than the minimum three times annual cash retainer stock ownership requirement recommended by corporate governance groups such as Institutional Shareholder Services. The ownership requirement is intended to align the interests of directors with the interests of shareholders so that directors benefit when Exelon's stock price increases and suffer when it declines. Rather than paying directors entirely in cash, Exelon pays a significant portion of director compensation in the form of deferred stock units. The deferred stock units are not paid out to the directors until they retire from the board, leaving these amounts at risk during the director's entire tenure on the board.

All directors receive $60,000 worth of deferred Exelon common stock units per year, which accrue at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units are accrued in an unfunded record keeping account maintained by the company and earn the same dividends available to all holders of Exelon common stock, which are reinvested in the account as additional units.

As of December 31, 2006 the directors held the following amounts of deferred Exelon common stock units. The units are valued at the closing price of Exelon common stock on December 31, 2006, which was $61.89. Legacy plans include those stock units earned from Exelon's predecessor companies, PECO Energy Company and Unicom Corporation. For three directors who served on the PECO Energy board of directors before the merger that formed Exelon, a portion of the legacy deferred stock units was granted as a conversion of the accrued benefits under the PECO Energy Directors Retirement Plan when the plan was terminated in 1997. Mr. D'Alessio was first elected to the PECO Energy board in 1983; Dr. Palms was first elected in 1990; and Mr. Rubin was first elected in 1988. For Adm. DeMars and Mr. Jannotta, a portion of the legacy deferred stock units were granted as a conversion of the accrued benefits under the Unicom Directors Retirement Plan when the plan was terminated in 1997. Ms. Gin also had 2,779 stock units from this plan that were distributed to her during 2006, pursuant to her election, upon her 65th birthday. Mr. Brennan was also a participant in this plan; however, he made an irrevocable election to receive deferred cash upon his retirement instead of stock. His cash balance under the plan, as of December 31, 2006 was $35,541.

Directors' Deferred Stock Units

Name	Year First Elected To The Exelon Or Predecessor Company Board	Deferred Stock Units From Legacy Plans	Deferred Stock Units From Exelon Plan	Total Deferred Stock Units	Fair Market Value As Of 12/31/2006
(A)	(B)	(C) (#)	(D) (#)	(E) (#)	(F) (#)

Brennan	1995	3,870	10,378	14,248	$881,804
D'Alessio	1983	23,414	10,378	33,792	2,091,391
DeBenedictis	2002	0	7,284	7,284	450,809
DeMars	1996	1,209	10,378	11,587	717,147
Diaz	2004	0	3,627	3,627	224,489
Gin	1993	0	10,378	10,378	642,304
Greco	1998	5,669	10,378	16,047	993,184
Jannotta	1994	12,905	10,378	23,283	1,440,979
Palms	1990	17,808	10,378	28,186	1,744,413
Richardson	2005	0	2,037	2,037	126,049
Ridge	2005	0	1,811	1,811	112,088
Rogers	1999	3,259	10,378	13,637	843,979
Rubin	1988	23,295	10,378	33,673	2,084,012
Thomas	1998	8,694	10,378	19,072	1,180,351

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director who has elected to defer compensation has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be paid out in cash and may be distributed in a lump sum or in annual installment payments upon a director's reaching age 65 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan. Directors and executive officers do have one additional fund not available to employees that, through its composition, does provide returns that for 2006 were found to be in excess of 120% of the federal long-term rate that is used by the IRS to determine above market returns. Dr. Palms and Mr. Rubin had balances in this fund during 2006, and the portion of their earnings which were in excess of the IRS criteria are shown in the table on page 18.

Other Compensation

Exelon pays the cost of a director's spouse's travel, meals, lodging and other related amenities when the spouses are invited to attend company or industry related events where it is customary and expected that directors attend with their spouses. The cost of such travel, meals and other amenities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director's spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and other amenities and to reimburse the director for the taxes on the imputed income. In 2006, incremental cost to the company to provide these perquisites was less than $10,000 per director and the aggregate amount for all directors as a group was $22,275. The aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $17,709.

Directors are also reimbursed for reasonable travel from their primary residence and lodging expenses incurred in attending board and committee meetings and when attending other events on behalf of Exelon, including director's orientation or continuing director's education programs, facility visits or other business related activities. Exelon uses corporate or chartered aircraft to transport directors to meetings in order to maximize the time available for meeting and discussion. To facilitate communication with directors who are retired and do not have an office staff, Exelon offered directors under a pilot program, the use of a company-provided personal electronic device that can receive both data and voice communications. In October 2006, the board discontinued the pilot program and directors were given the option to return the devices or to continue using them at their own cost. Exelon has a matching gift program available to directors that matches their contributions to educational institutions up to $5,000 per director per year.

4. Directors' Biographies

Director Nominees for Election

Class I directors to be elected for a term of three years

Nicholas DeBenedictis
Mr. DeBenedictis, age 61, has been a director of Exelon since April 23, 2002. He serves on the energy delivery oversight and generation oversight committees. He is Chairman and Chief Executive Officer of Aqua America Inc., a water utility with operations in 12 states. He is also a director of Met-Pro Corporation and P.H. Glatfelter, Inc
Sue L. Gin
Ms. Gin, age 65, has been a director of Exelon since October 20, 2000. She chairs the risk oversight committee and serves on the audit committee. She is the Founder, Owner, Chairman and CEO of Flying Food Group, LLC, an in-flight catering company. She is also a director of Commonwealth Edison Company, an Exelon subsidiary, and Centerplate, Inc.
William C. Richardson, Ph. D.
Dr. Richardson, age 66, has been a director of Exelon since March 1, 2005. He serves on the audit, energy delivery oversight and risk oversight committees. He served as the President and CEO of the W. K. Kellogg Foundation from 1995 through his retirement in July 2005. He also served as President of Johns Hopkins University from 1991 through 1995. He is also a director of The Bank of New York Company, Inc. and CSX Corporation.
Thomas J. Ridge
Governor Ridge, age 61, has been a director of Exelon since May 2, 2005. He serves on the energy delivery oversight committee. He is President, Ridge Global LLC. He was the Secretary of the United States Department of Homeland Security from January 2003 through January 2005, and the Assistant to the President for Homeland Security (an Executive Office created by President Bush) from October 2001 through December 2002. He served as Governor of the Commonwealth of Pennsylvania from 1994 through October 2001. He is also a director of Home Depot Corporation, but has announced that he will not stand for re-election at their 2007 annual meeting.

Don Thompson
Mr. Thompson, age 43, is the President of McDonald's USA. Previously he served as executive vice president and chief operating officer, McDonald's USA. He formerly served as the executive vice president for McDonald's restaurant solutions group and the president of McDonald's West Division.

Class III director to be elected for a term of two years

Stephen D. Steinour
Mr. Steinour, age 51, is President and CEO of Citizens Financial Group, Inc., a multi-state commercial bank holding company, a position that he has held since 2006. He served as vice chairman and chief executive officer of Mid-States regional banking from 2005 through 2006. Previously he was chief executive officer of Mid-Atlantic regional banking from 2001 to 2005.

Continuing Class II Directors With Terms Expiring In 2008

Edward A. Brennan
Mr. Brennan, age 73, has been a director of Exelon since October 20, 2000. He chairs the compensation committee and serves on the corporate governance committee. He is Retired Chairman and CEO of Sears, Roebuck and Co. (a retail merchandiser). He served as Executive Chairman of AMR Corporation from April 2003 through May 2004. He is also a director of AMR Corporation and McDonald's Corporation.
Bruce DeMars
Admiral DeMars, age 71, has been a director of Exelon since October 20, 2000. He chairs the generation oversight committee and serves on the energy delivery oversight committee. He has been a partner of RSD LLC (a private consulting firm which introduces new products to government and industry) since January 2001. He is a Retired Admiral, United States Navy and former Director of the Naval Nuclear Propulsion Program. He is also a director of McDermott International Inc. and Oceanworks International, Inc.
Nelson A. Diaz
Judge Diaz, age 59, has been a director of Exelon since January 27, 2004. He serves on the risk oversight and generation oversight committees. He has been a partner of Blank Rome LLP (a law firm) since March 2004, and was previously a partner from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004, and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania, from 1981 to 1993. He also served as General Counsel, United States Department of Housing and Urban Affairs, from 1993 to 1997.

John W. Rowe
Mr. Rowe, age 61, has been Chairman, President and Chief Executive Officer of Exelon since November 2004, having served as Chairman and Chief Executive Officer since April 2002, as Co-Chief Executive Officer from October 2000 through April 2002, and as President from October 2002 through May 2003. He was former Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company. He formerly served as President and Chief Executive Officer of the New England Electric System. He also serves as a director of Sunoco, Inc. and The Northern Trust Corporation.

Continuing Class III Directors With Terms Expiring in 2009

M. Walter D'Alessio
Mr. D'Alessio, age 73, has been a director of Exelon since October 20, 2000. He chairs the corporate governance committee and serves on the audit and compensation committees. He serves as presiding director in the event the need arises and presides and leads the discussion when the non-management directors meet in executive session. He is Vice Chairman of NorthMarq Capital (a real estate investment banking firm) and is president and CEO of NorthMarq Advisors, LLC (a real estate consulting group), positions that he has held since July 2003. He was the Chairman of Legg Mason Real Estate Services, Inc. from 1982 through July 2003. He is the Chairman of the Board of Directors of Brandywine Real Estate Investment Trust and also a director of the Pennsylvania Real Estate Investment Trust.

Rosemarie B. Greco
Ms. Greco, age 60, has been a director of Exelon since October 20, 2000. She is the chair of the energy delivery oversight committee and serves on the compensation committee. She has served as the director of the Governor's Office of Health Care Reform for the Commonwealth of Pennsylvania since January 2003. She is also the founding principal of GRECOVentures Ltd., a private management consulting firm. She was formerly President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. She is also a director of Sunoco, Inc., Pennsylvania Real Estate Investment Trust and a trustee of SEI I Mutual Funds, a subsidiary of SEI Investments, Co.
John M. Palms, Ph. D
Dr. Palms, age 71, has been a director of Exelon since October 20, 2000. He chairs the audit committee and serves on the risk oversight and generation oversight committees. He is Distinguished President Emeritus of the University of South Carolina and Distinguished University Professor of Physics, positions he has held since July 2002. He served as the President of the University of South Carolina from 1991 through June 2002. He is the former President of Georgia State University, and the former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. He is the Chairman of the Board of Directors of Assurant Inc. and is also a director of Computer Task Group, Inc. and the Geo Group. In addition, Dr. Palms is the Chairman of the Board of Trustees of the Institute for Defense Analyses, and was formerly a member of the National Nuclear Accreditation Board and the Advisory Council for the Institute of Nuclear Power Operations.
John W. Rogers, Jr.
Mr. Rogers, age 49, has been a director of Exelon since October 20, 2000. He serves on the corporate governance, risk oversight and energy delivery oversight committees. He is the founder, Chairman and CEO of Ariel Capital Management, Inc., an institutional money management firm. He is also a director of Commonwealth Edison Company, an Exelon subsidiary, Aon Corporation and McDonald's Corporation.

5. Ownership of Exelon Stock

Beneficial Ownership Table

The following table shows the ownership of Exelon common stock as of December 31, 2006 by each director, each named executive officer in the Summary Compensation Table, and for all directors and executive officers as a group.

Name	Beneficially Owned Shares	Shares Held in Company Plans Note 1	Vested Stock Options and Options that Vest Within 60 Days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock Note 2	Total Share Interest
(A)	(B) (#)	(C) (#)	(D) (#)	(E) (#)	(F) (#)	(G) (#)

Directors

Brennan	8,479	14,248	—	22,727	13,244	35,971
D'Alessio	11,235	33,792	—	45,027	—	45,027
DeBenedictis	1,000	7,284	—	8,284	—	8,284
DeMars	9,695	11,587	—	21,282	—	21,282
Diaz	1,500	3,627	—	5,127	1,176	6,303
Gin	30,247	10,378	—	40,625	8,443	49,068
Greco	2,000	16,048	—	18,048	6,129	24,177
Jannotta	13,240	23,283	—	36,523	10,451	46,974
Palms	2,760	28,186	—	30,946	—	30,946
Richardson Note 4	1,224	2,036	—	3,260	—	3,260
Ridge Note 4	—	1,796	—	1,796	—	1,796
Rogers	11,374	13,637	—	25,011	6,600	31,611
Rubin	15,490	33,673	—	49,163	931	50,094
Thomas	22,533	19,072	—	41,605	9,643	51,248
Named Executive Officers

Rowe	240,679	286,358	1,356,944	1,883,981	133,201	2,017,182
Skolds	20,809	79,681	103,750	204,240	32,451	236,691
Young	25,801	2,500	43,750	72,051	23,950	96,001
Mehrberg	—	65,814	94,750	160,564	27,097	187,661
Clark	22,097	36,057	79,500	137,654	29,261	166,915
Total

Directors & Executive Officers as a group, 23 people. Note 3	531,476	808,997	2,374,607	3,715,080	381,511	4,096,591

1.
The shares listed under Shares Held in Company Plans, Column [C], include restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.

2.
The shares listed above under Share Equivalents to be Settled in Cash or Stock, Column [F], include unvested performance shares that may settled in cash or stock depending on where the named executive officer stands with respect to their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

3.
Beneficial ownership, shown in Column [E], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock.

4.
Messrs. Richardson and Ridge joined the board in 2005 and have until March 1, 2008 and May 2, 2008, respectively, to achieve their stock ownership requirement.

Directors' and Officers' Stock Ownership Requirements

All directors are required to own within three years after election to the board at least 6,000 shares of Exelon common stock or deferred stock units or shares accrued in the Exelon common stock fund of the directors' deferred compensation plan.

Officers of Exelon and its subsidiaries are required to own certain amounts of Exelon common stock by the later of five years after their employment or promotion to their current position. The objective is to encourage officers to think and act like owners. The ownership guidelines were recalibrated in November 2006 (retroactive to September 30, 2006) and are expressed as both a fixed number of shares and a multiple of annualized base salary to avoid arbitrary changes to the ownership requirements that could arise from ordinary course volatility in the market price for Exelon's shares. The minimum stock ownership targets by level are the lesser of the fixed number of shares or the multiple of annualized base salary. The number of shares was determined by taking the following multiples of the officer's base salary as of the latest of October 24, 2006 or the date of hire or promotion: (1) Chairman and CEO, five times base salary; (2) executive vice presidents, three times base salary; (3) presidents and senior vice presidents, two times base salary; and (4) vice presidents and other executives, one times base salary. Ownership is measured by valuing an executive's holdings using the 60-day average price of Exelon common stock as of the appropriate date. Shares held outright, earned non-vested performance shares, and deferred shares count toward the ownership guidelines; unvested restricted stock and all stock options do not count for this purpose. As of December 31, 2006, the named executive officers (NEOs) held the following amounts of stock relative to the applicable guidelines:

Name	Ownership Multiple	Ownership Guideline in Shares	Share or Share Equivalents Owned	Ownership as a percent of Guideline
(A)	(B)	(C) (#)	(D) (#)	(E) (%)

Rowe	5x	107,920	660,238	612%
Skolds	3x	31,629	113,686	359%
Young	3x	27,395	49,752	182%
Mehrberg	3x	27,893	92,911	333%
Clark	3x	21,916	77,415	353%

Other Significant Owners Of Exelon Stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13G filed by each owner with the SEC.

Name and Address	Number of Shares Beneficially Held	Percent of Class

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	50,513,900	7.5%
Wellington Management Company 75 State Street Boston Massachusetts 02109	34,162,428	5.1%

Capital Research disclosed in its Schedule 13G, filed on February 13, 2007, that it disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 and that it has dispositive power over all shares. Wellington disclosed in its Schedule 13G, filed on February 14, 2007, that it shares power to vote 16,924,437 shares and that it has dispositive power over all shares.

6. Compensation Discussion & Analysis

Objectives Of The Compensation Program

The compensation committee reviews, administers and oversees executive compensation and employee benefit plans and programs, including annual and long-term incentives and executive compensation policies. The compensation committee makes recommendations to the independent directors regarding the compensation of the chairman and Chief Executive Officer (CEO), the president (if different from the CEO) and executive vice presidents. The compensation committee acts pursuant to a charter that has been approved by our board of directors. The charter is posted on Exelon's website, www.exeloncorp.com, select the Investor Relations page and the Corporate Governance tab. The committee uses the services of a compensation consultant, Towers Perrin, which reports directly to the compensation committee.

The compensation committee has designed Exelon's executive compensation program to attract and retain outstanding executives. The compensation programs are designed to motivate and reward senior management for achieving financial, operational and strategic success consistent with Exelon's goal of being the best group of electric generation and electric and gas delivery companies in the country, thereby building value for shareholders. Exelon's compensation program has three principles, as described below:

A substantial portion of compensation should be performance-based.

The compensation committee has adopted a pay-for-performance philosophy, which places an emphasis on pay-at-risk. Exelon's compensation program is designed to reward superior performance, that is, meeting or exceeding financial and operational goals set by the compensation committee. When excellent performance is achieved, pay will increase. Failure to achieve the target goals established by the compensation committee will result in lower pay. There are pay-for-performance features in both cash and equity-based compensation. Mr. Rowe, the chairman, president and CEO, and the other named executive officers (NEOs) listed in the Summary Compensation Table participate in an annual incentive plan that provides cash compensation based on the achievement of performance goals established each year by the compensation committee. Mr. Rowe has an annual incentive target of 100% of his base salary, while the other NEOs have annual incentive targets of 50% to 75% of their base salaries. With respect to equity compensation, a substantial portion of each NEO's equity-based compensation is in the form of performance share units that are paid to the extent that longer-range performance goals set by the compensation committee are met, with the balance delivered in stock options that vest on the basis of the passage of time. As a result, 85% of Mr. Rowe's 2006 target total direct compensation (base salary plus annual and long-term incentive compensation) was at-risk. Similarly, of the other NEOs' 2006 target total direct compensation, approximately 65% to 80% was at-risk.

A substantial portion of compensation should be granted as equity-based awards.

The compensation committee believes that a substantial portion of compensation should be in the form of equity-based awards in order to align the interests of the NEOs with Exelon's shareholders. The objective is to make the NEOs think and act like owners. A significant portion of equity-based compensation is in the form of performance share units that are paid if, and only to the extent that, specific performance goals established by the compensation committee are met. The balance of their equity-based compensation is in the form of options to purchase Exelon common stock, which gain value only to the extent that the market price of Exelon's stock increases following the grant date and the executive remains with the company for a sufficient period of time for the options to vest. As detailed below, the portion of compensation delivered in the form of equity varies among the CEO and the other NEOs.

Exelon's compensation program should enable the company to compete for and retain outstanding executive talent.

Exelon's shareholders are best served when we can successfully recruit and retain talented executives with compensation that is competitive and fair. The compensation committee strives to deliver total direct compensation at the median (the 50th percentile), which is deemed to be the competitive level of pay of executives in comparable positions at certain peer companies with which we compete for executive talent. If Exelon's performance is at target, the compensation will be targeted at the 50th percentile; if Exelon's performance is above target, the compensation will be targeted above the 50th percentile, and if performance is below target, the compensation will be targeted below the 50th percentile. This concept reinforces the pay-for-performance philosophy. In addition, the compensation committee compares the total direct compensation of the NEOs to each other and to other senior executives of the company to assess internal parity and considers their tenure in position and experience.

Each year the compensation committee commissions a study to benchmark total direct compensation against a peer group of companies. This analysis is conducted by a leading global compensation consulting firm, Towers Perrin, and includes an assessment of competitive compensation levels at high-performing energy services companies and other large, capital asset-intensive companies in general industry, since the company competes for executive talent with companies in both groups.

The peer group criteria include having revenue similar to Exelon's, market capitalization generally greater than $5 billion, and a balance of industry segments. The members of the peer group are reviewed each year to determine whether their inclusion continues to be appropriate. Generally the peer group is comprised of 24 companies: 12 general industry companies and 12 energy services companies. The companies were selected by the compensation committee from the Towers Perrin Energy Services Industry Executive Compensation Database and their Executive Compensation Database. The general industry companies currently include: 3M, Abbott Laboratories, BellSouth Corp., Caterpillar Inc., General Mills Inc., Honeywell International, International Paper, Johnson Controls Inc., PepsiCo Inc., PPG Industries, Inc., Union Pacific Corp., and Weyerhaeuser Company. The energy services companies included American Electric Power, Centerpoint Energy, Dominion Resources, Inc., Duke Energy Corp., Edison International, Entergy Corp., FirstEnergy, PG&E Corp., Public Service Enterprise Group Incorporated, Southern Co., TXU Corp., and Xcel Energy, Inc.

In addition to this study, the compensation committee has periodically benchmarked and refined the company's severance and change in control arrangements and perquisites programs.

Elements Of Compensation

This section is an overview of our compensation program for NEOs. It describes the various elements and discusses matters relating to those items, including why the compensation committee chooses to include items in the compensation program. The next section describes how 2006 compensation was determined and awarded to the NEOs.

Exelon's executive compensation program is comprised of four elements: base salary; annual incentives; long-term incentives; and other benefits.

Cash compensation is comprised of base salary and annual incentives. Equity compensation is delivered through long-term incentives. Together, these elements are designed to balance short-term and longer-range business objectives and to align NEOs' financial rewards with shareholders' interests. Approximately 30% to 55% of NEOs' total target direct compensation is delivered in the form of cash. Equity compensation accounts for approximately 45% to 70% of NEO total target direct compensation. The range in the mix of cash and equity compensation is consistent with competitive compensation practices among companies in the peer group. The compensation committee believes that this mix of cash and equity compensation strikes the right balance of incentives to pursue specific short and long-term performance goals that drive shareholder value.

Base Salary

Base salaries for Exelon's NEOs are determined based on individual responsibility, performance and experience, with reference to the salaries of executives in similar positions in the peer group. Generally, salaries are targeted to approximate the median (50th percentile) salary levels for comparable executives at the companies included in the peer group. The compensation committee also takes into consideration unique circumstances required to attract and retain talent. Exelon's compensation program for NEOs is designed so that approximately 15% to 35% of NEO total direct compensation is in the form of base salary, consistent with practices at the companies in the peer group. The compensation committee reviews and recommends to the full board of directors the level of NEOs' base salaries at its meeting in January of each year, when the results of the prior year are known. The independent directors of the Exelon board, on the recommendations of the compensation committee with input from the CEO, determine NEOs' base salaries. In addition, Mr. Rowe has been delegated authority from the compensation committee to adjust base salaries for retention purposes or unique circumstances for officers who are not executive vice presidents or higher.

Annual Incentives

Annual incentive compensation is made available to all salaried employees, including NEOs, all non-represented hourly employees and represented employees to the extent provided in their applicable collective bargaining agreement. It is designed to provide incentives for achieving short-term financial and operational goals for the company as a whole, and for subsidiaries, individual business units and operating groups, as appropriate. Under the annual incentive program, cash awards are made to NEOs and other employees if, and only to the extent that, performance conditions set by the compensation committee are met. The amount of the annual incentive target opportunity is expressed as a percentage of the officer's or employee's base salary, and actual awards are determined using the base salary at the end of the year. In establishing targets for the annual incentive plan, the compensation committee considers several factors, including:

  •
  The recommendations of management as to annual incentive goals that are consistent with Exelon's business plans for the following year,

  •
  The targets set, and achievement level in prior years, and

  •
  The advice of Towers Perrin as to compensation practices at other companies in the peer group.

The goals under the annual incentive program are developed through an iterative process. Management, including the CEO, the CFO, other NEOs and subsidiary and business unit leadership, develop recommendations for goals that are aligned with Exelon's business plan. Threshold, target and distinguished (i.e. maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout.

Towers Perrin reviews the incentive practices at other companies in the peer group and makes recommendations as to appropriate levels of annual incentive compensation and structures for incentive targets that are competitive with our peer companies. The compensation committee reviews the recommendations of management and Towers Perrin for the conceptual design of the annual incentive program and establishes the final goals. In doing so, the compensation committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to warrant meaningful incentive payments for management, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program for the NEOs. Awards under the annual incentive program are made at the compensation committee meeting held in January, after the performance for the year has been determined. In making awards, the compensation committee has the discretion to reduce or not pay annual incentive compensation even if the targets are met. For example, 2003 annual incentive awards were reduced 30% for senior leadership, 25% for vice presidents and 20% for non-executive employees to impose some accountability for impairment of investments in Sithe and Boston Generating that adversely affected GAAP earnings. No such reduction was imposed in 2006.

The goals under the annual incentive program typically include a mixture of operating earnings per share, business unit and operating group financial measures and operating key performance indicators. The goals are weighted differently depending upon the importance of the goal to the level of the participant and his or her subsidiary or business unit. The weighting also reflects the compensation committee's view as to the appropriate balance of central corporate goals, such as operating earnings, and business unit and operating group financial measures and operating key performance indicators. Operating earnings may be adjusted for non-operating charges and other one-time, unusual and non-recurring items that are not indicative of the company's ongoing performance. The compensation committee approves all adjustments. Generally, the items excluded from adjusted operating earnings for compensation purposes are the same as the items excluded from adjusted (non-GAAP) operating earnings that the company reports to investors in its quarterly earnings releases, although the compensation committee sometimes exercises discretion to include items for compensation purposes that are excluded for reporting purposes in the earnings releases. For information concerning the goals applicable to the 2006 annual incentives, please see the table within the other NEOs' 2006 Annual Incentives section below.

Actual incentive payments can vary from 0 (if the threshold is not uniformly met) to 50% of target (if the threshold is met), 100% of target (if the target is met or exceeded), and are capped at 200% of target (the maximum possible payment if performance is uniformly "distinguished"), but with respect to NEOs, also cannot exceed the amount available to each NEO under an incentive pool established by the compensation committee to fund NEO awards. Awards are interpolated to the extent performance falls between the threshold, target, and distinguished levels. In addition, the compensation committee has the discretion to apply an individual performance multiplier that can be used to adjust awards from minus 50% to plus 10%, subject to the maximum 200% of the target opportunity and the amounts available under the incentive pool.

Long-term Incentives

As noted above, the compensation committee believes that a substantial portion of long-term compensation also should be performance-based, using goals established by the compensation committee. Long-term incentives are made available to executives and key management employees who affect the long-term success of the company. The long-term incentives are designed to provide incentives and rewards closely related to the interests of Exelon's shareholders, as measured by the performance of Exelon's total shareholder return and stock price appreciation. To further align the interests of the recipients of long-term incentive compensation, including the NEOs, with our shareholders, our long-term incentive compensation programs are equity-based. The compensation committee has adopted additional policies based on its desire to align the interests of NEOs and other officers with the interests of our shareholders, such as our guidelines for stock ownership and restrictions on stock sales, as described below.

Long-term incentives for Exelon's executives are generally based on a combination of non-qualified options to purchase Exelon common stock and performance share units awarded under the company's shareholder-approved long-term incentive plan. The compensation committee grants a portion of the long-term incentive compensation in the form of performance share units that are awarded only if, and to the extent that, performance conditions established by the compensation committee are met. The balance of long-term incentive compensation is in the form of time-vested stock options. The use of both forms of long-term incentives is consistent with the practices in our peer group, as reported by Towers Perrin. The stock options provide value only if, and to the extent that, the market price of Exelon's common stock increases following the grant. In this way, stock options align the interests of the option holders with our shareholders, so that option holders only gain if our shareholders gain. The mix of long-term incentives varies from year to year. The mix depends on the compensation committee's assessment of the appropriate balance between cash and equity-based incentive compensation and short and long-term incentives, as well as the competitive compensation practices of companies in the peer group identified by Towers Perrin in its report to the compensation committee. In 2005, the mix of long-term incentive value was 50% stock options and 50% performance shares. In 2006, the compensation committee determined that the value mix should be changed to 35% stock options and 65% performance shares based on trends in long-term incentive compensation practices that Towers Perrin reported to the compensation committee. This trend is due in part to the effect of the implementation of SFAS No. 123-R on the accounting for equity-based compensation.

Stock Options

A portion of the long-term incentive opportunity is delivered in the form of stock options to align management and shareholder interests, support a long-term perspective and planning process and attract, motivate and retain executive talent. Stock options correlate well with shareholder interests because they gain value only to the extent that the stock price increases above the exercise price. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded is determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the compensation committee using a Black-Scholes valuation formula. Options vest in equal annual installments over a four-year period and have a term of ten years. Time vesting adds a retention element to our stock option program. Stock option repricing is prohibited by policy or terms of the company's long-term incentive plans. Accordingly, no options have been repriced. Stock option awards are generally granted at the regularly scheduled January compensation committee meeting when the committee reviews results for the preceding year and establishes the compensation program for the coming year. The compensation committee has delegated to the CEO the authority to make off-cycle awards to an employee who is not subject to the limitations of Section 162(m), is not an executive officer for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and is not an executive vice president or higher of Exelon, provided that such authority is limited to making grants of up to 1,200,000 options in the aggregate and 20,000 options per recipient in any year. These grants are ratified by the compensation committee. On rare occasions, stock options are granted to new hires on the date they commence employment. This delegated authority was used to make seven grants in 2006, none of which were to NEOs. All grants to the NEOs must be approved by the full board of directors, which acts after receiving a recommendation from the compensation committee, except grants to Mr. Rowe, which must be approved by the independent directors, who act after receiving recommendation from the compensation committee.

Performance Share Units

The compensation committee established a performance share unit award program contingent on performance as measured against predetermined objectives over a multi-year measurement period with the value fluctuating with stock price changes as well as performance against objectives. At the beginning of each year, the compensation committee and the board of directors establish targets for performance share unit awards for each executive. The performance goals are based on total shareholder return for Exelon as compared to the companies in the Standard & Poor's 500 Index and the Dow Jones Utility Index for the three-year period ending on December 31 of that year and may include other measures. For information concerning the goals applicable to the 2006 long-term performance share unit awards, please see the Long-term Incentives section below. Actual awards are determined at the January meeting of the compensation committee and the board of directors after the end of the performance period when the extent of achievement of the performance goals is known. One third of the awarded performance shares vests upon the award date with the balance vesting in January of the next two years. The vesting schedule is designed to add a retention factor to the program. The form of payment provides for payment in Exelon common stock to executives with lower levels of stock ownership, with increasing portions of the payments being made in cash as executives' stock ownership levels increase in excess of the ownership guidelines. This payment structure serves to deliver the long-term compensation in cash where the executive has substantially greater than the required stock ownership and provides the executive with liquidity and the opportunity for diversification.

Restricted Stock & Restricted Stock Units

In limited cases, the compensation committee has determined that it is necessary to grant restricted shares of Exelon common stock or restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates.

Executive Stock Ownership And Trading Requirements

To strengthen the alignment of executives' interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock by the later of five years after their employment or promotion to their current position. For additional information about Exelon's stock ownership guidelines, please see the Directors' and Officers' Stock Ownership Requirements in the previous section titled "Ownership of Exelon Stock"

Exelon has adopted a policy requiring officers, executive vice presidents and above, who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Rule 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon's stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information that could damage the reputation of the company. All of the NEOs have such plans, and their exercises during 2006 are reflected in the "Option Exercises and Stock Vested" table below. Because Mr. Rowe retains a portion of the shares obtained upon the exercise of stock options, the number of shares he owns increases through his stock trading plan. Exelon's stock trading policy does not permit short sales or hedging.

Other Benefits

Other benefits offered by Exelon include such things as qualified and non-qualified deferred compensation programs, post-termination compensation, retirement benefit plans and perquisites. The company also provides other benefits such as medical and dental coverage and life insurance to each NEO to generally the same extent as such benefits are provided to other Exelon employees, except that executives pay a higher percentage of their total medical premium. These benefits are intended to make our executives more efficient and effective and provide for their health, well-being and retirement planning needs. The compensation committee reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our shareholders.

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation and equity awards to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and certain key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Deferred Compensation Plan is a non-qualified plan that permits executives and key managers to defer base salary, annual incentive, and contributions that would be made to the Exelon Corporation Employee Savings Plan (the company's tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plan permits employees to do so, and allows the company to contribute, in a relatively tax-efficient manner. The amount of compensation that can be taken into account under a tax-qualified plan is limited under the Internal Revenue Code, which also limits amounts that can be deferred in any year. Subject to the applicable Internal Revenue Code limitations, participating management employees may contribute up to a total of 50% of base salary each year on a pre-tax, Roth or after-tax basis (or any combination thereof). In addition, the company will match the contributions dollar for dollar up to the first 5% of base salary deferred each pay period. The Deferred Compensation Plan (described above) includes a feature that provides for the deferral and payment, out of general assets, of an amount substantially equal to the difference between the amount that, in the absence of the Internal Revenue Code limitations, would have been allocated to an employee's Employee Savings Plan account as pre-tax contributions plus matching contributions, and the amount actually allocated under the Employee Savings Plan. The company maintains the excess matching feature of the Deferred Compensation Plan to enable management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS for purposes of Federal tax policy.

The Stock Deferral Plan permits executives to defer the receipt of shares awarded under the company's performance share unit award program. Performance shares paid in cash cannot be deferred.

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Internal Revenue Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. For more information about the amendments, please see ITEM 15. Exhibits and Financial Statement Schedules in Exelon's 10-K.

Change In Control and Severance Benefits

The compensation committee believes that change in control employment agreements and severance benefits are an important part of Exelon's compensation structure for NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of the NEOs, notwithstanding any concern they might have at such time regarding their own continued employment, prior to or following a change in control. The compensation committee also believes that these agreements and the Exelon Corporation Senior Management Severance Plan are important as recruitment and retention devices, as all or nearly all of the companies with which Exelon competes for executive talent have similar protections in place for their senior leadership.

Under the terms of his employment agreement, Mr. Rowe has benefits similar to those provided under the change in control employment agreements and the Exelon Corporation Senior Management Severance Plan. Additional information regarding the change in control employment agreements, the change in control and severance terms of Mr. Rowe's employment agreement, and the Exelon Corporation Senior Management Severance Plan, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found in the "Potential Payments upon Termination or Change-in-Control" section below.

Retirement Benefit Plans

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain represented employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans to both reduce future retirement benefit cost and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain represented employees hired on or after such date, as well as management employees hired prior to such date who elected to transfer from their traditional pension plan to the cash balance plan.

The amount of compensation that can be taken into account under the tax-qualified retirement plans is limited under the Internal Revenue Code and was $220,000 for 2006. As permitted by the Employee Retirement Income Security Act of 1974, as amended (ERISA), Exelon also sponsors non-qualified supplemental pension plans (the SERP) that allow the payment, out of general assets, to certain highly-compensated individuals of any benefits calculated under the applicable tax-qualified plan benefit formula that exceed these limits. Exelon maintains the SERP to restore benefits to the level they otherwise would have been were it not for the limits established by the IRS for purposes of Federal tax policy.

For purposes of the SERP, Mr. Skolds received an additional 7 1/2 years of credited service upon his 5th anniversary of employment and will receive an additional 7 1/2 years upon his 10th anniversary in 2010. These credited years of service were awarded to him when he came to work for Exelon in 2000 to compensate Mr. Skolds for the pension benefits from his former employer that he surrendered to come to work for the company. Mr. Mehrberg received an additional 10 years of credited service for purposes of the SERP upon his fifth anniversary. He was awarded these credited years of service in 2002 as a retention incentive.

Under his employment agreement, Mr. Rowe is entitled to receive a special supplemental executive retirement plan benefit (the SERP benefit) upon termination of employment for any reason other than for cause. The SERP benefit was negotiated with Mr. Rowe in 1998 as part of his initial employment agreement to attract him from a previous employer, where he also served as CEO. The SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe's SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment.

As of January 1, 2004, Exelon ceased the practice of granting additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits available under employment, change in control or severance agreements or arrangements (or any successor arrangements) in effect as of January 1, 2004 are not affected by this policy. To attract a new executive, Exelon is permitted to grant additional years of service under the SERP related to its cash balance pension plan to make the executive whole for retirement benefits lost from another employer by joining Exelon, provided such a grant is disclosed to shareholders. To date, Exelon has not made any such grant.

The compensation committee believes that the pension plans and the SERP are an important part of the NEO compensation program. These plans serve a critically important role in the retention of senior executives, as benefits thereunder increase for each year that these executives remain employed. The plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders.

Perquisites

Exelon provides limited perquisites intended to serve specific business needs for the benefit of Exelon; however, it is understood that some may be used for personal reasons as well. When perquisites are utilized for personal reasons, the cost or value is imputed to the officer as income and the officer is responsible for all applicable taxes; however, in certain cases, the personal benefit is closely associated with the business purpose in which case the company may reimburse the officer for the taxes due on the imputed income. The Summary Compensation Table and related footnotes below detail the perquisites provided and summarize their incremental cost to the company. In 2005, Towers Perrin reviewed Exelon's perquisites program. Although specific data for Exelon's peer group was not available, Towers Perrin based its analysis on survey data for large energy and general industry companies. Towers Perrin found that Exelon's perquisite program was competitive. The compensation committee reviewed the costs of the perquisite program and determined the costs to be appropriate for a company of Exelon's size.

At its January 22, 2007 meeting, the compensation committee approved the phase-out of most executive perquisites, effective January 1, 2008. The eliminated perquisites will include: leased vehicles (existing leases allowed to expire), financial and estate planning, tax preparation and health and dining/airline club memberships. The phase-out approach includes a one-time transition payment in January 2008. The CEO will not receive a transition payment. Exelon will continue to provide executive physicals, parking in downtown Chicago, supplemental long term disability insurance and executive life insurance for those with existing policies. Exelon will continue to provide Mr. Rowe with 50 hours of personal travel per year on the corporate aircraft and executive chauffeur services because of the time commitments his position requires.

How The Amount Of 2006 Compensation Was Determined

This section describes how 2006 compensation was determined and awarded to the NEOs.

CEO compensation

Exelon's CEO participates in the same programs and receives compensation based on the same factors as the other NEOs. However, Mr. Rowe's overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operating results of Exelon. As such, the independent directors of the Exelon board, on the recommendations of the Exelon corporate governance committee, conducted a thorough review of Mr. Rowe's performance in 2006. The review considered performance requirements in the areas of finance and operations, strategic planning and implementation, succession planning and organizational goals, communications and external relations, board relations, leadership, and shareholder relations. Mr. Rowe prepared a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The Exelon board considered the financial highlights of the year and a strategy scorecard that assessed performance against the company's vision and goals. The factors considered included goals with respect to protecting the current value of the company, including delivering superior operating performance in terms of safety, reliability, customer satisfaction and efficiency, supporting competitive markets, protecting the value of our generation assets, and building healthy, self-sustaining delivery companies. The factors considered also included four goals relating to growing long-term value, including organizational improvement, aligning financial management policies with the changing profile of the company, rigorously evaluating new growth opportunities, and advancing an environmental strategy that leverages Exelon's carbon position. The Exelon board considered, in particular, strong results in operating earnings, Exelon's leading market capitalization, and successful nuclear and fossil operations, as well as the successful implementation of a new billing system at PECO and improvements in communications and external relations. It also considered areas where results were less than hoped for, such as the failure to obtain acceptable merger approvals, the regulatory difficulties in Illinois, and the need to continue improving delivery reliability.

How base salary was determined

Base salaries for the executives were determined based on individual performance and experience, with reference to the salaries of executives in similar positions in the peer group.

Mr. Rowe's 2006 Base Salary The independent directors of the Exelon board, on the recommendations of the compensation committee and the corporate governance committee, determined Mr. Rowe's base salary for serving as the CEO by considering:

  •
  a review of benchmark levels of base pay, which were provided by the compensation committee's consultant;

  •
  Mr. Rowe's length of service as CEO at Exelon and other companies in the industry;

  •
  performance achieved against financial and operational goals; and

  •
  the performance assessment discussed above.

Mr. Rowe's annualized base salary was increased by 4% to $1,300,000 effective March 1, 2006.

Other Named Executives' 2006 Base Salaries At its January 23, 2006 meeting, the compensation committee reviewed base salary data for the other NEOs listed in the Summary Compensation Table as compared to compensation data at the 50th and 75thpercentile of the proposed peer group for the then-planned merger of Exelon and PSEG. However, in light of the delay in closing the proposed merger, the compensation committee recommended that base salaries for several of the named executive officers be increased modestly in 2006, with a further review of base salaries to be conducted after the closing of the merger to determine whether more substantial increases would be appropriate in light of increased responsibilities for the NEOs. Accordingly, the following NEOs received base salary increases during 2006:

Name	Base Salary	Percent Increase	Effective Date
(A)	(B) ($)	(C) (%)	(D)

Skolds	$635,000	4.1%	3/1/2006
Young	550,000	3.8%	3/1/2006
Mehrberg	560,000	3.7%	3/1/2006

Due to the termination of the merger with PSEG, no further base salary increases occurred for NEOs in 2006. Mr. Clark received a pay increase in late 2005 and did not receive a base salary increase in 2006.

How 2006 Annual Incentives Were Determined

For 2006, the annual incentive payments to Mr. Rowe and each of nine other senior executives were funded by a notional incentive pool established by the Exelon compensation committee under the Annual Incentive Plan for Senior Executives, a shareholder-approved plan, which is intended to comply with Section 162(m). The incentive pool was funded with 1.5% of Exelon's operating income, the same percentage used in 2005, but was not fully distributed to participants because the committee decided on substantially lesser awards.

Annual incentive payments for 2006 to Messrs. Rowe, Skolds, Young and Mehrberg were made from the portion of the incentive pool available to fund awards for each of them based on the company's operating earnings per share, adjusted for non-operating charges and other one-time, unusual and non-recurring items. The compensation committee reviewed 2006 earnings and decided not to include the effects of certain items in adjusting earnings for purposes of making awards under the annual incentive plan, such as, certain changes in GAAP, mark-to-market adjustments, investments in synthetic-fuel producing facilities, significant impairments of intangible assets, certain losses on sales of businesses, AmerGen nuclear decommissioning obligation, impacts of certain regulatory recoveries and certain costs associated with the terminated merger with PSEG. 2006 annual incentive payments for other NEOs were based upon a combination of adjusted operating earnings per share and other company and business unit financial and operating measures. For executives with general corporate responsibilities, the goal was adjusted operating earnings per share so that they would focus their efforts on overall corporate performance. For executives with specific business unit responsibilities, the goals were a mix of earnings per share (so that they would focus on overall corporate performance) and business unit financial and/or operating measures, depending on the nature of their responsibilities. The following table summarizes the goals and weights applicable to the NEOs.

Name	Adjusted Operating Earnings Per Share Note 1	Energy Delivery Operational Measures Note 2	ComEd Financial Measures Note 3
(A)	(B) (%)	(C) (%)	(D) (%)

Rowe	100%
Skolds	100%
Young	100%
Mehrberg	100%
Clark	20%	40%	40%

1.
The adjusted operating earnings per share threshold, for a 50% payout, was $2.75; the target, for a 100% payout, was $3.15; distinguished, for a 200% payout, was $3.45.

2.
EED Operational Measures are comprised of EED Customer Average Interruption Duration Index (CAIDI), EED System Average Interruption Frequency Index (SAIFI) and EED OSHA Recordable Rate. For the EED CAIDI goal, the threshold (in minutes), for a 50% payout, was 120; the target, for a 100% payout, was 99; distinguished, for a 200% payout, was 90. For the EED SAIFI goal, the threshold (expressed as total number of customer interruptions divided by the total number of customers served), for a 50% payout, was 1.24; the target, for a 100% payout, was 1.08; distinguished, for a 200% payout, was 1.00. For the EED OSHA Recordable Rate goal (calculated as recordable × 200,000 divided by exposure hours), the threshold, for a 50% payout, was 2.66; the target, for a 100% payout, was 1.68; distinguished, for a 200% payout, was 1.51.

3.
The ComEd Financial Measures are comprised of ComEd Total Cost (operating and maintenance expense and capital) and ComEd Net Income. For the ComEd Total Cost goal (as a % of budget), the threshold for a 50% payout, was 103%; the target, for a 100% payout, was 100%; distinguished, for a 200% payout, was 98%. For the ComEd Net Income goal, the threshold (in $ millions), for a 50% payout, was $465; the target, for a 100% payout, was $536; distinguished, for a 200% payout, was $590.

Annual incentive payments were also based on customer satisfaction as measured by performance on the American Customer Satisfaction Index (ACSI) Proxy objective, and individual performance.

The ACSI Proxy captures the overall opinions from customers in all segments—residential, large commercial and industrial and small commercial and industrial. If the ACSI Proxy fell below the 3rd Quartile of peer group utilities, AIP awards would have been reduced by 2.5%. If the ACSI Proxy rose from the 3rd Quartile to the 2nd Quartile, the AIP Awards would have been increased by 5%. An independent research firm tabulates the ACSI Proxy score after asking customers to rate their utility using three survey measures: How satisfied customers are with the company overall; the extent to which the company falls short or exceeds customers' expectations; and how close the company is to their ideal energy utility company.

For the evaluation period of Q1 2006 through Q3 2006, the company achieved a score of 70.7, which was in the 2nd quartile. As a result of meeting the 2006 customer satisfaction objective of the Annual Incentive Program (AIP), all annual incentive payments were increased by 5%.

Mr. Rowe's 2006 Annual Incentive Taking into account the performance review discussed above, the compensation committee and the corporate governance committee recommended, and the independent directors of the Exelon board approved, an award of $1,851,800 for Mr. Rowe, which is 129.5% of his target annual incentive opportunity and in addition the effect of an individual performance multiplier (IPM) of 110%. The individual performance multiplier is used at the discretion of the compensation committee to adjust awards from minus 50% to plus 10% subject to the maximum 200% of target opportunity and the amount available to fund his award under the incentive pool.

Other Named Executive Officers' 2006 Annual Incentives The compensation committee recommended and the independent directors approved the following awards for the other NEOs:

Name	Percentage of Target Opportunity Before IPM	Award
(A)	(B) (%)	(D) ($)

Skolds	129.5%	$616,744
Young	129.5%	498,575
Mehrberg	129.5%	507,640
Clark	114.2%	326,584

Long-Term Incentives

For 2006, the compensation committee changed the mix of long-term incentive awards from 50% stock options and 50% performance share awards to 35% stock options and 65% performance share awards, based on the results of the Towers Perrin study and emerging long-term incentive trends among Exelon's peer companies.

Stock option awards

Exelon granted non-qualified stock options to key management employees, including the NEOs except Mr. Rowe, on January 23, 2006. These options were awarded at an exercise price of $58.55, which was the closing price on the January 23, 2006 grant date. At Mr. Rowe's request, the compensation committee determined that he would not receive stock options for 2006. This was not offset with any other form of compensation.

Exelon performance share unit awards

The 2006 Long-Term Performance Share Unit Award Program was based on two measures, Exelon's three-year Total Shareholder Return (TSR), compounded monthly, as compared to the TSR for the companies listed in the Dow Jones Utility Index (60% of the award), and Exelon's three-year TSR, as compared to the companies in the Standard and Poor's 500 Index (40% of the award). As a result of the planned merger with PSEG, the compensation committee decided to eliminate The Exelon Way cash savings goal that was a component of the 2005 performance share award program.

Payouts are determined based on the following scale: The threshold TSR Position Ranking, for a 50% of target payout, was the 25th percentile; the target, for a 100% payout, was 50th percentile; and distinguished, for a 200% payout, was the 75th percentile, with payouts interpolated for performance falling between the threshold, target, and distinguished levels.

Exelon exceeded target performance levels with respect to both TSR measures. For the performance period of January 1, 2004 through December 31, 2006, Exelon's relative ranking of TSR as compared to the Dow Jones Utility Index was between the target and the distinguished level (68.7 percentile ranking or 174.8% of target payout). For the same time period, the company's relative ranking of TSR in the S&P 500 Index was at the distinguished level (86 percentile ranking or 200.0% of target payout). Overall performance against both measures combined resulted in a payout to participants for 2006 that represented 184.9% of each participant's target opportunity.

Based on the formula, 2006 Performance Share Unit Awards for NEOs were as follows:

Name	Shares	Value Note 1	Form of Payment Note 2
(A)	(B) (#)	(C) ($)	(D)

Rowe	127,581	$7,649,757	100% Cash
Skolds	36,980	2,217,321	100% Cash
Young	30,509	1,829,290	50%Cash/50% Stock
Mehrberg	30,509	1,829,290	100% Cash
Clark	24,037	1,441,259	100% Cash

1.
Based on the closing stock price of $59.96 on January 22, 2007.

2.
Form of payment based on stock ownership level. Stock payment means amounts paid in shares of Exelon common stock. Refer to the Directors And Officers Stock Ownership Requirements on page 25. The figures in this column are not the same as the figures reported in column E of the Summary Compensation Table because of the effect of the vesting requirement.

Tax And Accounting Consequences

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the four other highest compensated officers is generally not deductible for purposes of corporate Federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The compensation committee's policy has been to seek to cause executive incentive compensation to qualify as "performance-based" in order to preserve its deductibility for Federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not "qualified performance-based compensation" within the meaning of Section 162(m), base salary is not eligible for a Federal income tax deduction to the extent that it exceeds $1 million. Accordingly, Exelon is unable to deduct that portion of Mr. Rowe's base salary in excess of $1 million. Annual incentive payments to NEOs and performance share units are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for Federal income tax purposes. Restricted stock and restricted stock units are not deductible by the company for Federal income tax purposes under the provisions of Section 162(m) if NEO compensation is in excess of $1 million.

As noted above, the Deferred Compensation Plan and the Stock Deferral Plan were amended in December 2006 in part to address the administrative complexity of compliance with Section 409A of the Internal Revenue Code.

Also as noted above, the value mix of long-term incentive compensation was changed in 2006 from 50% stock options and 50% performance share units to 35% stock options and 65% performance share units in part because of the effect of the implementation of SFAS No. 123-R on the accounting for equity-based compensation.

Conclusion

The compensation committee is confident that Exelon's compensation programs are performance-based and consistent with sound executive compensation policy. They are designed to attract, retain and reward outstanding executives and to motivate and reward senior management for achieving high levels of business performance, customer satisfaction and outstanding financial results that build shareholder value.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2006 Annual Report on Form 10-K and the 2007 Proxy Statement.

February 9, 2007

Edward A. Brennan, Chair
M. Walter D'Alessio
Rosemarie B. Greco
Ronald Rubin
Richard L. Thomas

Stock Performance Graph

The performance graph below illustrates a five year comparison of cumulative total returns based on an initial investment of $100 in Exelon Corporation common stock, as compared with the S&P 500 Stock Index and the S&P Utility Index for the period 2001 through 2006.

Stock Index and the S&P Utility Index for the period 2001 through 2006.

This performance chart assumes:

  •
  $100 invested on December 31, 2001 in Exelon Corporation common stock, in the S&P 500 Stock Index and in the S&P Utility Index; and

  •
  All dividends are reinvested.

Comparison of Five-Year Cumulative Return
DOLLARS
350
300
250
200
150
100
50
0
12/01
3/02
6/02
9/02
12/02
3/03
6/03
9/03
12/03
3/04
6/04
9/04
12/04
3/05
6/05
9/05
12/05
3/06
6/06
9/06
12/06

	LEGEND	2001	2002	2003	2004	2005	2006
Exelon Corporation	———	$100.00	$114.04	$148.09	$203.40	$253.08	$302.99
S&P 500	— — — —	$100.00	77.95	100.27	111.15	116.59	134.96
S&P Utilities	-----------	$100.00	70.06	88.27	109.58	127.89	154.70

7. Executive Compensation Data

Summary Compensation Table

The tables below summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Tables reflect actual amounts paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1, and there may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects amounts paid under the annual incentive plan on the basis of the individual performance multiplier approved by the compensation committee and the board of directors or, in the case of Mr. Rowe and the executive vice presidents, approved by the independent directors.

Stock awards include awards of performance share units. All performance share units are made pursuant to the terms of the 2006 Long-Term Incentive Plan based upon the achievement of goals, as described above. One-third of the award vests upon the award date with the balance vesting ratably over the next two years. Upon retirement or involuntary termination not for cause, earned but non-vested shares are eligible for accelerated vesting. The form of payment provides for payment in Exelon common stock to executives with lower levels of ownership, with increasing portions of the payments being made in cash as executives' stock ownership levels increase in excess of the ownership guidelines. If an executive achieves 125% or more of the applicable ownership target, performance shares will be paid half in cash and half in stock. If executives, EVP and above, achieve 200% or more of the applicable ownership target, their performance shares will be paid entirely in cash. Stock awards also include restricted stock or stock unit awards. When awarded, restricted stock or stock units are earned by continuing employment for a pre-determined period of time or, in some instances, after certain performance requirements are met. In some cases, the award may vest ratably over a period; in other cases, it vests as a whole at one or more pre-determined dates. Among the NEOs Messrs. Skolds, Young and Clark have received awards of restricted stock or restricted stock units in the past. No NEOs received restricted stock awards in 2006.

All option awards are made pursuant to the terms of the 2006 Long-Term Incentive Plan and are for the purchase of Exelon common stock. All options are granted at a strike price that is not less than the fair market value of a share of stock on the date of grant. Fair market value is defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange. Options vest in equal annual installments over a four-year period and have a term of ten years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan by the extent to which the applicable financial and operational goals were achieved. The annual incentive plan for 2006 is described in Compensation Discussion and Analysis above.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
			Note 6	Note 7	Note 8	Note 9	Note 10	Note 11
[A]	[B]	[C] ($)	[D] ($)	[E] ($)	[F] ($)	[G] ($)	[H] ($)	[I] ($)	[J] ($)

Rowe Note 1	2006	$1,291,918	$168,345	$10,527,089	$1,324,393	$1,683,455	$856,413	$575,455	$16,427,068
Skolds Note 2	2006	630,959	—	3,012,980	863,280	616,744	381,656	165,376	5,670,995
Young Note 3	2006	546,767	—	2,174,945	310,360	498,575	77,622	158,808	3,767,077
Mehrberg Note 4	2006	556,767	—	2,917,114	746,480	507,640	263,587	144,995	5,136,583
Clark Note 5	2006	440,000	—	2,239,794	592,755	326,584	158,233	162,925	3,920,291

1.
John W. Rowe, Chairman, President & CEO.

2.
John L. Skolds, Executive Vice President, Exelon; President, Exelon Energy Delivery and Exelon Generation.

3.
John F. Young, Executive Vice President, Finance & Markets and Chief Financial Officer.

4.
Randall E. Mehrberg, Executive Vice President, Chief Administrative Officer & Chief Legal Officer.

5.
Frank M. Clark, Chairman and CEO, ComEd. Mr. Clark is shown as an executive officer of Exelon solely by reason of his position as Chairman and CEO of ComEd.

6.
In recognition of his overall performance, Mr. Rowe received an individual performance multiplier (as discussed in the Compensation Discussion and Analysis above) that increased his annual incentive payment.

7.
The amounts shown in this column include the compensation expense recognized in the financial statements for 2006 for the performance share awards granted on January 22, 2007 with respect to the three-year performance period ending December 31, 2006, and the expense recognized during 2006 for performance share awards granted in previous years. The amounts shown for Messrs. Skolds, Young and Clark include the expense recognized during 2006 for restricted stock awards made to these officers in previous years which have not yet vested. For a discussion of the assumptions made in the valuation of these awards under SFAS No. 123-R, see note 1 to the financial statements in Exelon's 10-K. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been disregarded.

8.
The amounts shown in this column include the compensation expense recognized in the financial statements for 2006 for the award of non-qualified options to purchase Exelon common stock granted on January 23, 2006, as well as the expense recognized during 2006 for stock option grants awarded in previous years. Mr. Rowe did not receive a stock option award in 2006; the amount shown represents the expense for grants awarded in previous years. For a discussion of the assumptions made in the valuation of these awards under SFAS No. 123-R, see note 1 to the financial statements in Exelon's 10-K. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been disregarded.

9.
The amounts shown in this column represent payments made pursuant to the Annual Incentive Program with respect to 2006 performance. These amounts were awarded on January 22, 2007.

10.
The amounts shown in this column represent the change in the accumulated pension benefit from December 31, 2005 to December 31, 2006.

11.
The amounts shown in this column include the items summarized in the following tables:

All Other Compensation

Name	Perquisites	Reimbursement for Income Taxes	Company Contributions to Savings Plans	Company Paid Term Life Insurance	Dividends on Equity Awards not Included Above	Total All Other Compensation
	Note 16	Note 12	Note 13	Note 14	Note 15
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)	(F) ($)	(G) ($)

Rowe	$181,743	$21,112	$64,548	$308,052	$—	$575,455
Skolds	35,419	1,778	31,524	65,847	30,808	165,376
Young	58,777	10,712	27,319	40,285	21,715	158,808
Mehrberg	55,872	12,118	27,819	43,507	5,679	144,995
Clark	33,419	7,663	22,000	83,843	16,000	162,925

12.
Officers receive a reimbursement to cover applicable taxes on imputed income amounts for business related spousal travel, certain club memberships and relocation expenses because the personal benefit is closely related to the business purpose.

13.
Represents company matching contributions to the NEOs qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2006 was generally limited to $15,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded, plan which has the same portfolio of investment options as the 401(k) plan.

14.
Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2006 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees. Mr. Rowe has two term life insurance policies and one additional accidental death and dismemberment policy.

15.
The amounts shown represent the dividends on current equity awards that have not been included in the values shown in the column labeled Stock Awards in the Summary Compensation Tables above. The values shown represent regular dividends on common stock paid in cash during the year on each officer's unvested restricted stock, and for certain officers, the value of reinvested regular dividends earned during 2006 on their unvested performance share balances which were distributed in stock upon vesting on January 22, 2007.

Exelon does not provide any discounts on securities purchased through the company other than that offered to all employees who participate in the Employee Stock Purchase Plan (the "ESPP"), nor does Exelon provide preferential or above-market dividends or earnings to executives through any company plans.

16.
The amounts shown in this column represent the incremental cost to Exelon to provide certain perquisites to NEOs as summarized in the following table:

Perquisites

Name	Personal and Spouse Travel	Automobile Lease and Parking	Financial, Estate and Tax Planning Services	Dining, Health, and Airline Club Memberships	Other	Total
	Note 17	Note 18	Note 19	Note 20	Note 21
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)	(F) ($)	(G) ($)

Rowe	$136,052	$18,708	$15,500	$10,160	$1,323	$181,743
Skolds	230	20,653	12,516	2,020	—	35,419
Young	8,333	25,058	21,491	3,895	—	58,777
Mehrberg	8,506	21,502	20,050	5,403	411	55,872
Clark	3,258	22,746	—	6,965	450	33,419

17.
Mr. Rowe is entitled to 50 hours of personal use of corporate aircraft each year. The figure shown in this column includes $113,397, representing the aggregate incremental cost to Exelon for Mr. Rowe's personal use of corporate aircraft. For 2006, this cost was calculated using the hourly cost for flight services paid to the aircraft vendor, Federal excise tax, fuel charges, and domestic segment fees. From time to time Mr. Rowe's spouse accompanies Mr. Rowe in his travel on corporate aircraft. The aggregate incremental cost to the company, if any, for Mrs. Rowe's travel on corporate aircraft is included in the table. For all executive officers, including Mr. Rowe, Exelon pays the cost of spousal travel, meals, and other related amenities when they attend company or industry-related events where it is customary and expected that officers attend with their spouses. The aggregate incremental cost to Exelon for these expenses is included in the table. In most cases, there is no incremental cost to Exelon of providing transportation or other amenities for a spouse, and the only additional cost to Exelon is to reimburse officers for the taxes on the imputed income attributable to their spousal travel, meals, and related amenities when attending company or industry-related events. This cost is shown in column [C] of the All Other Compensation Table above.

The company maintains several vehicles and chauffeurs in order to provide transportation services for the NEOs and other officers to carry out their duties among the company's various offices and facilities which are located throughout northeastern Illinois and southeastern Pennsylvania. Messrs. Rowe and Clark are also entitled to limited personal use of the company's chauffer services, including use for commuting which allows them to work while commuting. The cost included in the table represents the estimated incremental cost to Exelon to provide limited personal service. This cost is based upon the number of hours that the chauffeurs worked overtime providing services to each NEO, multiplied by the average overtime rate for chauffeurs plus an additional amount for fuel and maintenance. Personal use was imputed as additional taxable income to Mr. Rowe and Mr. Clark.

18.
In 2006, Exelon provided officers with company vehicles, paid for insurance, maintenance, applicable taxes and provided a company-paid credit card for fuel purchases. Where required, such as in downtown Chicago, officers may also receive company-paid parking. Officers are imputed additional taxable income for that portion of their use of these perquisites that is personal; however, the figure shown in the table is the total cost to provide the automobile and related amenities to the officer.

19.
In 2006, officers were allowed to use financial, estate and tax planning services through company-arranged vendors where the company pays for the service, or a vendor of their own choosing, for which the company will reimburse the officer for all reasonable expenses.

20.
In 2006, officers were entitled to club memberships in each of the categories shown for the purpose of conducting business on behalf of the company. The amounts shown represent only the payment of membership dues. Variable costs for meals and other amenities are the responsibility of each named officer. When any variable costs are business-related, Exelon will reimburse the officer directly for such costs. Membership in country clubs is not provided or reimbursed.

21.
Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing. For Mr. Rowe, the amount shown also reflects the cost of computer equipment installed and maintained in his home.

Grants Of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Options Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock & Option Awards
				Note 1			Note 2			Note 3
		Threshold	Target	Maximum	Threshold	Target	Maximum
(A)	(B)	(C) ($)	(D) ($)	(E) ($)	(F) (#)	(G) (#)	(H) (#)	(I) (#)	(J) ($)	(K) ($)

Rowe	1/23/06	$650,000	$1,300,000	$2,600,000

	1/23/06				34,500	69,000	138,000			$7,239,590

Skolds	1/23/06	238,125	476,250	952,500

	1/23/06				10,000	20,000	40,000			2,098,432

	1/23/06							43,000	$58.55	568,460

Young	1/23/06	192,500	385,000	770,000

	1/23/06				8,250	16,500	33,000			1,731,206

	1/23/06							35,000	58.55	462,700

Mehrberg	1/23/06	196,000	392,000	784,000

	1/23/06				8,250	16,500	33,000			1,731,206

	1/23/06							35,000	58.55	462,700

Clark	1/23/06	143,000	286,000	572,000

	1/23/06				6,500	13,000	26,000			1,363,981

	1/23/06							30,000	58.55	396,600

1.
NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the incentive plan, threshold performance earns 50% of the target while the maximum payout is capped at 200% of target. For additional information about the terms of the 2006 annual incentive program, see Compensation Discussion and Analysis above.

2.
NEOs have a long-term performance share target opportunity that is a fixed number of performance shares commensurate with the officer's position. The 2006 Long-Term Performance Share Unit Award Program was based on two measures, Exelon's Total Shareholder Return (TSR), compounded monthly, for the three-year period ended December 31, 2006, as compared to the TSR for the companies listed in the Dow Jones Utility Index (60% of the award), and Exelon's three-year TSR, as compared to the companies in the Standard and Poor's 500 Index (40% of the award). The threshold TSR Position Ranking, for a 50% of target payout, was the 25th percentile; the target, for a 100% payout, was the 50th percentile; and distinguished, for a 200% payout, was the 75th percentile, with payouts interpolated for performance falling between the threshold, target, and distinguished levels. One third of the awarded performance shares vests upon the award date with the balance vesting in January of the next two years.

3.
This column shows the grant date fair value, calculated in accordance with SFAS No. 123-R, of the performance share awards, stock options, and restricted stock granted to each NEO during 2006.

Outstanding Equity Awards At Fiscal Year-End

Name	Option Awards				Stock Awards
	Note 1				Note 2

	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value as of 12/31/2006 of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested
	Exercisable	Unexercisable
(A)	(B) (#)	(C) (#)	(D) ($)	(E)	(F) (#)	(G) ($)	(H) (#)	(I) ($)

Rowe	192,444 400,000 262,500 200,000 57,250	— — 87,500 200,000 171,750	$33.94 23.46 24.81 32.54 42.85	1 Jan 2011 27 Jan 2012 26 Jan 2013 25 Jan 2014 23 Jan 2015	99,124	$6,134,784	138,000	$8,540,820

Skolds	15,000 10,000 14,000 —	20,000 40,000 42,000 43,000	24.81 32.54 42.85 58.55	26 Jan 2013 25 Jan 2014 23 Jan 2015 22 Jan 2016	44,069	2,727,430	40,000	2,475,600

Young	— — — —	7,500 27,000 42,000 35,000	24.63 32.54 42.85 58.55	3 Mar 2013 25 Jan 2014 23 Jan 2015 22 Jan 2016	25,395	1,571,697	33,000	2,042,370

Mehrberg	— 20,000 14,000 —	18,000 40,000 42,000 35,000	24.81 32.54 42.85 58.55	26 Jan 2013 25 Jan 2014 23 Jan 2015 22 Jan 2016	24,814	1,535,738	33,000	2,042,370

Clark	— 27,000 9,000 —	13,500 27,000 27,000 30,000	24.81 32.54 42.85 58.55	26 Jan 2013 25 Jan 2014 23 Jan 2015 22 Jan 2016	27,322	1,690,959	26,000	1,609,140

1.
Non-qualified stock options are granted to NEOs pursuant to the company's long-term incentive plans. Grants made prior to 2003 vested in three equal increments, beginning on the first anniversary of the grant date. Grants made in 2003 and thereafter vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.
The amount shown includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2005 and December 31, 2004, and any unvested restricted awards. The amount of shares shown under equity incentive plan awards: unearned shares represent the maximum number of performance shares available to each NEO for the performance period ending December 31, 2006. Shares are valued at $61.89, the closing price on December 31, 2006.

Option Exercises And Stock Vested

Name	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise Note 1	Value Realized on Exercise	Number of Shares Acquired on Vesting Note 2	Value Realized on Vesting
(A)	(B) (#)	(C) ($)	(D) (#)	(E) ($)

Rowe	770,000	$20,349,090	98,178	$5,748,343
Skolds	137,500	4,056,609	24,145	1,413,707
Young	63,500	1,646,285	21,898	1,276,862
Mehrberg	88,400	2,289,657	24,145	1,413,707
Clark	118,666	3,719,511	16,814	984,473

1.
The NEOs exercised all options shown above pursuant to Rule 10b5-1 trading plans that were entered into when the officer was unaware of any material information regarding Exelon that had not been publicly disclosed. The dates of the sales were set at the time the trading plans were established.

2.
Share amounts are generally composed of performance shares that vested on January 23, 2006, which included 1/3 of the grant made with respect to the three-year performance period ending December 31, 2005; 1/3 of the grant made with respect to the three-year performance period ending December 31, 2004, and 1/3 of the grant made with respect to the three-year performance period ending December 31, 2003. For Young, the amount vested in 2006 also includes 2,500 restricted shares that were granted in 2003.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile that the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Covered compensation under the plans generally includes salary and annual incentive payments, which are disclosed in the Summary Compensation Table for the NEOs. The calculation of retirement benefits under the Exelon Corporation Retirement Program is based upon average earnings for the highest consecutive multi-year period. Messrs. Rowe, Skolds, Mehrberg and Clark participate in the Exelon Corporation Retirement Program. Mr. Young participates in Exelon's cash balance pension plans.

Under the cash balance pension plan, an account is established for each participant and the account balance grows as a result of annual benefit credits and annual investment credits. Currently, the annual benefit credit under the plan is 5.75% of base pay and annual incentive award (subject to applicable Internal Revenue Code limit). The annual investment credit is the greater of 4%, or the average for the year of the S&P 500 Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

The Internal Revenue Code limits to $220,000 as of January 1, 2006 the individual annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by ERISA, Exelon sponsors supplemental pension plans that allow the payment to certain individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits.

For purposes of the SERP, Mr. Skolds received an additional 7 1/2 years of credited service upon his 5th anniversary of employment and will receive an additional 7 1/2 years upon his 10th anniversary in 2010. These credited years of service were awarded to him when he came to work for the company in 2000 to compensate Mr. Skolds for the pension benefits from his former employer that he surrendered to come to work for the company. Mr. Mehrberg received an additional 10 years of credited service upon his fifth anniversary. He was awarded these credited years of service in 2002 as a retention incentive.

Under his employment agreement, Mr. Rowe is entitled to receive a special supplemental executive retirement plan benefit (the SERP benefit) upon termination of employment for any reason other than for cause. The SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe's SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment. In the event Mr. Rowe's employment had terminated for cause prior to March 16, 2006 (his "normal retirement date" under his original employment agreement), his entire SERP benefit would have been forfeited. Upon a termination for cause on or after March 16, 2006, the portion of the SERP benefit accruing after that date is forfeited.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed "Change in Pension Value & Nonqualified Deferred Compensation Earnings." The present value of each NEO's accumulated pension benefit is shown in the following tables.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2006
(A)	(B)	(C) (#)	(D) ($)	(E) ($)

Rowe Note 1	Pension	8.80	$356,298	$—
	SERP	28.80	15,177,250	—

Skolds	Pension	6.36	222,696	—
	SERP	13.86	2,184,923	—

Young	Pension	3.84	54,612	—
	SERP	3.84	170,910	—

Mehrberg	Pension	6.08	155,307	—
	SERP	16.08	1,657,722	—

Clark	Pension	40.00	1,778,218	—
	SERP	40.00	3,708,223	—

1.
Based on discount rates prescribed by the SEC proxy disclosure guidelines, the present value of Mr. Rowe's SERP benefit is $15,177,250. Based on lump sum plan rates for immediate distributions, the comparable lump sum amount applicable for service through December 31, 2006 is $18,476,130. Note that, in any event, payments made upon termination may be delayed by six months in accordance with U.S. Treasury Department guidance.

Nonqualified Deferred Compensation

The following tables show the amounts that NEOs have accumulated under both the Deferred Compensation Plan and the Stock Deferral Plan. Under both plans, officers have notional, or bookkeeping accounts, established in their name. Officers can elect to defer up to 100% of their salary and up to 100% of their Annual Incentive Award into the Deferred Compensation Plan. In addition to these direct deferrals, for the officers who have elected to make contributions to the 401(k) plan and reach the maximum allowable annual contribution, their elected salary deferrals and company matching contributions, if applicable, continue and are credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of mutual funds benchmarks that mirror those funds available to all employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Deferred amounts generally represent unfunded unsecured obligations of the company.

Officers can also elect to defer up to 100% of their vested performance shares or restricted shares into the Stock Deferral Plan. Each officer has a notional, or bookkeeping account, established in his or her name. Share balances continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum distribution upon termination of employment.

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2006
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)	(F) ($)

Rowe	$53,548	$53,548	$3,198,698	$—	$19,526,901
Skolds	24,629	20,524	673,082	—	4,217,995
Young	105,956	16,923	59,645	—	513,107
Mehrberg	828,033	17,055	770,605	—	5,280,946
Clark	29,000	14,385	381,568	—	2,351,534

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Internal Revenue Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The Deferred Compensation Plan was amended to:

  •
  cease deferrals of base salary and annual incentive awards earned on or after January 1, 2007;

  •
  require distributions in 2007 of deferred annual incentive awards earned in 2006;

  •
  require participants to elect distributions of their account balances payable in a lump sum or annual installments upon retirement, or in a lump sum in the third quarter of 2007; and

  •
  continue to permit deferral of amounts that would have been contributed to the Employee Savings Plan but for applicable IRS limitations.

The Stock Deferral Plan was amended to:

  •
  cease deferrals of performance share units earned in 2007 or later;

  •
  require distribution, upon vesting, of non-vested deferred performance share units earned in 2004, 2005 and 2006; and

  •
  require participants to elect distributions of their remaining account balances payable in a lump sum or installments upon retirement, or in a lump sum during the third quarter of 2007.

Deferred Compensation Plan balance and Stock Deferral Plan balance lump sum distribution elections, 2007 Excess Savings Plan Contribution elections and Retirement Distribution elections for NEOs are summarized in the following table:

Name	Elected to Receive Deferred Compensation Plan Balances as of 12/31/06 in 3rd Quarter 2007	Elected to Receive Stock Deferral Plan Balances as of 12/31/06 in 3rd Quarter 2007	Elected to Defer into the Deferred Compensation Plan Amounts Contributed to the Exelon Corporation Employee Savings Plan in 2007 that Exceed Applicable IRS Limits	Retirement Distribution Election for any Account Balance Held in the Deferred Compensation Plan or Stock Deferral Plan after the 3rd Quarter of 2007
(A)	(B)	(C)	(D)	(E)

Rowe	Yes	Yes	Yes	100% Lump Sum
Skolds	Yes	Yes	Yes	100% Lump Sum
Young	Yes	Yes	Yes	100% Lump Sum
Mehrberg	Yes	No	Yes	100% Lump Sum
Clark	Yes	Yes	Yes	100% Lump Sum

Potential Payments Upon Termination Or Change In Control

Employment Agreement With Mr. Rowe

Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe will continue to serve as Chief Executive Officer of Exelon, Chairman of Exelon's board of directors and a member of the board of directors until March 16, 2010.

In the event Mr. Rowe's employment terminates for cause after March 16, 2006, the portion of the SERP benefit that accrues after March 16, 2006 is forfeited. Upon any termination for cause, all stock options (whether vested or non-vested) and non-vested performance shares and restricted stock will also be forfeited.

If, prior to March 16, 2010, Exelon terminates Mr. Rowe's employment for reasons other than cause, death or disability or Mr. Rowe terminates his employment for good reason, he would also be eligible for the following benefits:

  •
  a lump sum payment of Mr. Rowe's accrued but unpaid base salary and annual incentive, if any, and a prorated formula annual incentive (determined in accordance with the following subparagraph) for the year in which his employment terminates;

  •
  for the lesser of two years or the period remaining until March 16, 2010, continued periodic payment of base salary and continued periodic payment of a formula annual incentive equal to either the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe's last three full years of employment, whichever is greater;

  •
  during the severance period, continuation of life, disability, accident, health and other active welfare benefits for him and his family, followed by post-retirement health care coverage for him and his wife for the remainder of their respective lives;

  •
  all exercisable stock options remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of Exelon's long term incentive plan (LTIP);

  •
  non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

  •
  previously earned but non-vested performance shares vest and a target award for the year in which the termination occurs, consistent with the terms of the performance share award program under the LTIP; and

  •
  any non-vested restricted stock award vests.

Mr. Rowe would receive the termination benefits described in the preceding paragraph, if, prior to March 16, 2010, Exelon terminates Mr. Rowe without cause or he terminates his employment for good reason, and

  •
  the termination occurs within 24 months after a Change in Control of Exelon or within 18 months after a Significant Acquisition, as such terms are described under "Change in Control Employment Agreements and Severance Plan Covering Other Named Executives"; or

  •
  Mr. Rowe resigns before March 16, 2010 because of the failure to be appointed or elected as Exelon's Chief Executive Officer, Chairman of Exelon's board of directors, and a member of the board of directors; except that:

  •
  the formula annual incentive award payable for the year in which Mr. Rowe's employment terminates will be paid in full, rather than prorated;

  •
  in lieu of continued periodic payment of base salary and formula annual incentive, he will receive a lump sum severance payment equal to his base salary and the formula annual incentive multiplied by the lesser of (1) three years and (2) the number of years (including fractional years) remaining until March 16, 2010;

  •
  in determining the amount of such full formula annual incentive and lump sum severance payment, the formula annual incentive will be the greater of the amount described in the preceding paragraph or the target annual incentive for the year in which his employment terminates;

  •
  continued active welfare benefits will be provided for the lesser of (1) three years and (2) the number of years (including fractional years) remaining until March 16, 2010;

  •
  the SERP benefit will be determined taking into account the lump sum severance payment, as though it were paid in installments and Mr. Rowe remained employed during the severance period; and

  •
  professional outplacement services will be provided for up to twelve months.

The term "good reason" means any material breach of the employment agreement by Exelon, including:

  •
  a failure to provide compensation and benefits required under the employment agreement (including a reduction in base salary that is not commensurate with and applied to Exelon's other senior executives) without Mr. Rowe's consent;

  •
  causing Mr. Rowe to report to someone other than Exelon's board of directors;

  •
  any material adverse change in Mr. Rowe's status, responsibilities or perquisites; or

  •
  any announcement by Exelon's board of directors without Mr. Rowe's consent that Exelon is seeking his replacement, other than with respect to the period following his retirement.

With respect to a termination of employment during the Change in Control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason:

  •
  a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;

  •
  the failure of any successor to assume his employment agreement;

  •
  a relocation of Exelon's office by more than 50 miles; or

  •
  a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

The term cause means any of the following, unless cured within the time period specified in the agreement:

  •
  conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty;

  •
  willful misconduct in the performance of duties intended to personally benefit the executive; or

  •
  material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

Upon Mr. Rowe's retirement or other termination of employment other than for cause:

  •
  Mr. Rowe is required to provide up to ten hours per week of transition services for six months and, thereafter, until the third anniversary of his termination, at Exelon's request, to provide consulting services, attend a reasonable number of civic, charitable and corporate events, and serve on mutually agreed civic and charitable boards as Exelon's representative;

  •
  Exelon is required to provide office space, a personal secretary and reasonably requested tax, financial and estate planning services to Mr. Rowe for three years (or one year following his death);

  •
  he will receive a prorated formula annual incentive for the year in which the termination occurs;

  •
  all exercisable stock options remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

  •
  non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

  •
  previously earned but non-vested performance shares vest and he will receive a target award for the year in which the termination occurs, consistent with the terms of the performance share award program under the LTIP; and

  •
  any non-vested restricted stock award vests, unless otherwise provided in the grant instrument.

The term retirement means:

  •
  Mr. Rowe's termination of his employment other than for good reason, disability or death;

  •
  Exelon's termination of his employment on or after March 16, 2010 other than for cause or disability.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment. He is also eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law. If any payment to Mr. Rowe would be subject to a penalty under Section 409A of the Internal Revenue Code, Exelon may postpone such payment by up to six months to avoid such penalty or the parties may amend the agreement to comply with Section 409A.

Change In Control Employment Agreements And Severance Plan Covering Other Named Executives

Exelon has entered into change in control employment agreements with the named executive officers other than Mr. Rowe, which generally protect such executives' position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment.

During the 24-month period following a change in control, or during the 18-month period following another significant corporate transaction affecting the executive's business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive's employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

  •
  the executive's target annual incentive for the year in which termination occurs;

  •
  severance payments equal to three times the sum of (1) the executive's base salary plus (2) the higher of the executive's target annual incentive for the year of termination or the executive's average annual incentive award payments for the two years preceding the termination;

  •
  a benefit equal to the amount payable under the supplemental executive retirement plan ("SERP") determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives who entered into such agreements after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

  •
  a cash payment equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon's qualified defined benefit retirement plan;

  •
  all stock options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option's expiration date, for options granted after that date;

  •
  life, disability, accident, health and other welfare benefit coverage continues for three years, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

  •
  outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive's business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation).

A change in control generally occurs:

  •
  when any person acquires 20% of Exelon's voting securities;

  •
  when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

  •
  upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon's operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

  •
  upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason, under the change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

  •
  a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

  •
  failure of a successor to assume the agreement;

  •
  a material breach of the agreement by Exelon; or

  •
  any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive's position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

  •
  refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive's duties and responsibilities;

  •
  willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

  •
  commission of a felony or any crime involving dishonesty or moral turpitude;

  •
  material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

  •
  any breach of the executive's restrictive covenants.

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not covered by an individual change in control employment agreement, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

  •
  prorated payment of the executive's target annual incentive for the year in which termination occurs;

  •
  for a two-year severance period, continued payment of base salary and continued payment of annual incentive equal to the executive's target incentive for the year in which the termination occurs;

  •
  a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

  •
  for the two-year severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

  •
  outplacement services for at least six months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term "good reason" under the Senior Management Severance Plan means either of the following:

  •
  a material reduction of the executive's salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

  •
  a material adverse reduction in the executive's position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive's business unit, but excluding any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive's business unit or (2) that generally places the executive in substantially the same level of responsibility.

The term cause under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

Estimated Value Of Benefits To Be Received Upon Retirement

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 29, 2006. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO's qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Perquisites and Other Benefits	Total Value of all Payments and Benefits
	Note 1	Note 2	Note 3
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)

Rowe	$1,642,000	$22,549,000	$975,000	$25,166,000
Skolds	476,000	6,145,000	—	6,621,000
Young	—	—	—	—
Mehrberg	392,000	5,254,000	—	5,646,000
Clark	286,000	3,742,000	—	4,028,000

1.
Under the terms of the Company's Annual Incentive Program, officers receive a pro-rated target incentive award based on the number of days worked during the year of retirement. Mr. Rowe would be entitled to a pro-rated portion of his Formula Annual Incentive as specified by his employment agreement. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (ii) the average annual incentive paid for the three years prior to the year of termination (i.e., the 2003, 2004 and 2005 actual annual incentives).

2.
The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated target performance share unit award for the year of retirement, and, if applicable (depending upon each officer's individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon retirement. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 29, 2006, which was $61.89, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance share units and restricted shares or restricted share units, the value is based on the December 29, 2006 closing price of Exelon stock.

3.
Pursuant to his employment agreement, Mr. Rowe would be entitled to three years of office and secretarial services and three years of tax, financial and estate planning services.

Estimated Value Of Benefits To Be Received Upon Termination Due To Death Or Disability

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 29, 2006. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO's qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Perquisites and Other Benefits	Total Value of all Payments and Benefits
	Note 4	Note 5	Note 6
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)

Rowe	$1,642,000	$22,549,000	$75,000	$24,266,000
Skolds	476,000	6,764,000	—	7,240,000
Young	385,000	4,372,000	—	4,757,000
Mehrberg	392,000	5,254,000	—	5,646,000
Clark	286,000	4,361,000	—	4,647,000

4.
Officers receive a pro-rated target annual incentive award based on the number of days worked during the year of termination. Mr. Rowe would be entitled to a pro-rated portion of his Formula Annual Incentive as specified by his employment agreement. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (ii) the average annual incentive paid for the three years prior to the year of termination (i.e., the 2003, 2004 and 2005 actual annual incentives).

5.
The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated target performance share unit award for the year of termination, and, if applicable (depending upon each officer's individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon death or disability. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 29, 2006, which was $61.89, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. Under the terms of the LTIP, if an optionee terminates employment due to death or disability, all options vest upon termination. For all performance share units and restricted shares or restricted share units, the value is based on the December 29, 2006 closing price of Exelon stock.

6.
Pursuant to his employment agreement, Mr. Rowe would be entitled to three years of tax, financial and estate planning services upon termination due to disability, and his estate would receive only one year of such services upon his death.

Estimated Value Of Benefits To Be Received Upon Involuntary Separation Not Related To A Change In Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 29, 2006 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO's qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Health And Welfare Benefit Continuation	Perquisites and Other Benefits	Total Value of all Payments and Benefits
	Note 7	Note 8	Note 9	Note 10	Note 11
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)	(F) ($)	(G) ($)

Rowe	$7,527,000	$1,888,000	$22,549,000	$633,000	$975,000	$33,572,000
Skolds	2,699,000	747,000	6,191,000	146,000	65,000	9,848,000
Young	2,255,000	330,000	2,384,000	100,000	40,000	5,109,000
Mehrberg	2,296,000	518,000	5,254,000	106,000	65,000	8,239,000
Clark	1,738,000	367,000	3,742,000	182,000	65,000	6,094,000

7.
The cash payment is composed of payment equal to a specified multiple of the NEO's base salary and target annual incentive, plus a pro-rated target annual incentive award based on the number of days worked in the year of termination. Mr. Rowe would be entitled to his Formula Annual Incentive as specified by his employment agreement. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (ii) the average annual incentive paid for the three years prior to the year of termination (i.e., the 2003, 2004 and 2005 actual annual incentives). For all officers the multiple used for base salary and annual incentive is 2.

8.
The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the benefit was fully vested, the NEO had two additional years of age and two additional years of service, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan. For non-grandfathered executives who are not a part of senior executive management, the severance period is 15 months. In addition, a cash payment will be made in an amount equal to the actuarial present value of any non-vested accrued benefit under Exelon's qualified pension plan.

9.
The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned, but unvested performance share units, a pro-rated target performance share unit award for the year of involuntary separation not related to a change in control, and, if applicable (depending upon each officer's individual restricted stock or restricted stock unit awards (if any), and the value of any unvested restricted stock that may vest upon involuntary separation not related to a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 29, 2006, which was $61.89, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 29, 2006 closing price of Exelon stock.

10.
Estimated costs of heath care, life insurance, and long-term disability coverage that continue during the severance period. For Mr. Rowe, health care, life insurance, and long-term disability coverage will continue for two years.

11.
Financial counseling and outplacement services are available for 12 months to executives who have attained age 50 with 10 years or more of service (or deemed service). Upon a termination of Mr. Rowe's employment due to the company's failure to appoint or elect him as CEO, Chairman of the Board of Directors and a member of the Board, his benefits are those described under the heading "Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control", Mr. Rowe would be entitled to three years of office and secretarial services and three years of tax, financial and estate planning services.

Estimated Value Of Benefits To Be Received Upon A Qualifying Termination Following A Change In Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2006. The company has entered into Change in Control agreements with all of the NEOs. These payments and benefits are in addition to the present value of accumulated benefits from the NEO's qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Excise Tax Gross-up Payment or Scale-back	Total Value of all Payments and Benefits
	Note 12	Note 13	Note 14	Note 15	Note 16	Note 17
(A)	(B) ($)	(C) ($)	(D) ($)	(E) ($)	(F) ($)	(G) ($)	(H) ($)

Rowe	$10,469,000	$2,558,000	$22,549,000	$949,000	$1,015,000	Not Required	$37,540,000
Skolds	3,839,000	1,041,000	6,764,000	220,000	40,000	Not Required	11,904,000
Young	3,503,000	342,000	4,372,000	150,000	40,000	$1,808,000	10,215,000
Mehrberg	3,453,000	911,000	5,254,000	160,000	40,000	Not Required	9,818,000
Clark	2,531,000	454,000	4,980,000	273,000	40,000	Not Required	8,278,000

12.
Cash payment includes a severance payment and the NEO's target annual incentive award for the year of termination. For Mr. Rowe, the severance payment is equal to three times his current base salary and his Formula Annual Incentive. His Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (ii) the average annual incentive paid for the three years prior to the year of termination (i.e., the 2003, 2004 and 2005 actual annual incentives). For all other NEOs the severance payment is equal to three times the NEO's current base salary and severance incentive.

13.
The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the benefit was fully vested, the NEO had three additional years of age and three additional years of service, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan. For non-grandfathered executives who are not a part of senior executive management, the severance period is 24 months. In addition, a cash payment will be made in an amount equal to the actuarial present value of any non-vested accrued benefit under Exelon's qualified pension plan.

14.
The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned, but unvested performance share units, a pro-rated target performance share unit award for the year of termination following a change in control, and, if applicable (depending upon each officer's individual restricted stock or restricted stock unit awards (if any), and the value of any unvested restricted stock or restricted stock units that may vest upon termination following a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 29, 2006, which was $61.89, and the exercise price of each unvested stock option grant multiplied by the number of unvested options. All unvested stock options will vest upon termination of employment due to a change in control. For all performance share units and restricted shares or restricted stock units, the value is based on the December 29, 2006 closing price of Exelon stock.

15.
Estimated costs of heath care, life insurance, and long-term disability coverage that continue during the severance period.

16.
Outplacement services are also available for 12 months to all NEOs. Mr. Rowe would also be entitled to three years of office and secretarial services and three years of tax, financial and estate planning services.

17.
Represents the estimated value of the required excise tax gross-up payment or scaleback. All of the NEOs are entitled to an excise tax gross-up payment under their change-in-control employment agreements if the present value of their parachute payments exceed the amount permitted by the IRS by more than 10% and would be subject to the excise tax under Section 4999 of the Internal Revenue Code. If their payments exceed the threshold by less than 10%, their parachute payments are scaled back to the greatest amount payable that would not trigger the excise tax. Pursuant to Section 8.5 of his employment agreement, Mr. Rowe is entitled to an excise tax gross-up payment if any payment or benefit received from Exelon is subject to any excise tax under Section 4999 of the Internal Revenue Code.

Exelon Corporation
P.O. Box 805398
Chicago, IL 60680-5398
www.exeloncorp.com

Exelon.

©2007 Exelon

Annual Meeting Admission Ticket
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ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
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A    Proposals — The Board of Directors recommends a vote FOR Proposals 1 - 3 and AGAINST Proposal 4.

1.	Election of Directors:		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain	+
	01 -	Mr. Nicholas DeBenedictis	☐	☐	☐	02 -	Ms. Sue L. Gin	☐	☐	☐	03 -	Mr. William C. Richardson, Ph.D.	☐	☐	☐
	04 -	Mr. Thomas J. Ridge	☐	☐	☐	05 -	Mr. Don Thompson	☐	☐	☐	06 -	Mr. Stephen D. Steinour	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Independent Account	☐	☐	☐	3.	Amendment to Articles of Incorporation to allow for the annual election of all directors beginning in 2008	☐	☐	☐
4.	Shareholder proposal to require shareholder approval of future executive severance benefits	☐	☐	☐

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C    Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /
C 1234567890 J N T 6 3 D V 0 1 2 6 6 3 1

ADMISSION TICKET	DO NOT MARK IN THIS AREA

If you wish to attend the annual meeting please detach and bring this ticket along with a photo I.D. and upon arrival present them at the Shareholder Registration table.

Exelon Corporation
Annual Meeting of Shareholders
May 8, 2007 9:30 A.M. Local Time
PECO Energy Company Headquarters
2301 Market Street	CUR D&O NA	☐ ☐ ☐	FMR REL	☐ ☐
Philadelphia, Pennsylvania	NUMBER ADMITTED

THIS TICKET IS NOT TRANSFERRABLE

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTON PORTION IN THE ENCLOSED ENVELOPE. \/

PROXY—EXELON CORPORATION
2007 COMMON STOCK PROXY

This proxy is solicited on behalf of the board of directors
for the Annual Meeting of Shareholders to be held on
Tuesday, May 8, 2007 9:30 A.M. Local Time
PECO Energy Headquarters
2301 Market Street
Philadelphia, Pennsylvania

RANDALL E. MEHRBERG and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed proxies to vote as specified all shares of Common Stock which the shareholder(s) named on the reverse side is entitled to vote at the above annual meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the meeting.

Computershare Trust Company, N.A., as custodian under the Dividend Reinvestment and Employee Stock Purchase Plan, and Exelon Corporation, as custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of shareholder(s) named on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR
OTHERWISE TO P.O. BOX 8647, EDISON, NEW JERSEY, 08818-8647

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NOTICE OF THE ANNUAL MEETING AND 2007 PROXY STATEMENT